Exhibit 10.3

Execution Version

$100,000,000

CREDIT AGREEMENT

among

SUNCOKE ENERGY PARTNERS, L.P.,

HAVERHILL COKE COMPANY LLC,

MIDDLETOWN COKE COMPANY, LLC,

HAVERHILL COGENERATION COMPANY LLC,

MIDDLETOWN COGENERATION COMPANY LLC

and

CERTAIN OTHER SUBSIDIARIES OF SUNCOKE ENERGY PARTNERS, L.P.,

as joint and several Borrowers,

The Several Lenders from Time to Time Parties Hereto,

BARCLAYS BANK PLC,

as Syndication Agent,

BANK OF AMERICA, N.A.,

CITIBANK, N.A.

and

THE ROYAL BANK OF SCOTLAND plc,

as Co-Documentation Agents

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of January 24, 2013

J.P. MORGAN SECURITIES LLC,

RBS SECURITIES INC.,

and

BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Bookrunners

4.2 No Change	56
4.3 Existence; Compliance with Law	56
4.4 Power; Authorization; Enforceable Obligations	56
4.5 No Legal Bar	57
4.6 Litigation	57
4.7 No Default	57
4.8 Ownership of Property	57
4.9 Intellectual Property	57
4.10 Taxes	58
4.11 Federal Regulations	58
4.12 Labor Matters	58
4.13 ERISA	58
4.14 Investment Company Act; Other Regulations	59
4.15 Subsidiaries	59
4.16 Use of Proceeds	59
4.17 Environmental Matters	59
4.18 Accuracy of Information, etc	60
4.19 Security Documents	60
4.20 Solvency	61
4.21 Certain Documents	61

Section 5 CONDITIONS PRECEDENT	61

5.1 Conditions to Initial Extension of Credit	61
5.2 Conditions to Each Extension of Credit	65

Section 6 AFFIRMATIVE COVENANTS	66

6.1 Financial Statements	66
6.2 Certificates; Other Information	67
6.3 Payment of Obligations	68
6.4 Maintenance of Existence; Compliance	68
6.5 Maintenance of Property; Insurance	68
6.6 Inspection of Property; Books and Records; Discussions	69
6.7 Notices	69
6.8 Environmental Laws	70
6.9 Additional Collateral, etc	70
6.10 Payment of Taxes	72
6.11 Designation of Subsidiaries	72

Section 7 NEGATIVE COVENANTS	73

7.1 Financial Condition Covenants	73
7.2 Indebtedness	73
7.3 Liens	76
7.4 Fundamental Changes	78
7.5 Disposition of Property	78

7.6 Restricted Payments	80
7.7 [Reserved]	81
7.8 Investments	81
7.9 Modifications of Certain Debt Instruments	83
7.10 Transactions with Affiliates	84
7.11 Sales and Leasebacks	85
7.12 Changes in Fiscal Periods	85
7.13 Restrictive Agreements	85
7.14 Lines of Business	87
7.15 Amendments to Transaction Documents	87

Section 8 EVENTS OF DEFAULT	87

Section 9 THE AGENTS	90

9.1 Appointment	90
9.2 Delegation of Duties	90
9.3 Exculpatory Provisions	90
9.4 Reliance by Administrative Agent	91
9.5 Notice of Default	91
9.6 Non-Reliance on Agents and Other Lenders	91
9.7 Indemnification	92
9.8 Agent in Its Individual Capacity	92
9.9 Successor Administrative Agent	93
9.10 Joint Lead Arrangers, Co-Documentation Agents and Syndication Agent	93

Section 10 MISCELLANEOUS	93

10.1 Amendments and Waivers	93
10.2 Notices	95
10.3 No Waiver; Cumulative Remedies	96
10.4 Survival of Representations and Warranties	96
10.5 Payment of Expenses and Taxes	96
10.6 Successors and Assigns; Participations and Assignments	97
10.7 Adjustments; Set-off	100
10.8 Counterparts	101
10.9 Severability	101
10.10 Integration	101
10.11 GOVERNING LAW	101
10.12 Submission To Jurisdiction; Waivers	101
10.13 Acknowledgements	102
10.14 Releases of Guarantees and Liens	102
10.15 Confidentiality	103
10.16 WAIVERS OF JURY TRIAL	104
10.17 USA Patriot Act	104
10.18 Joint and Several Liability of the Borrowers	104
10.19 No Advisory or Fiduciary Responsibility	105

SCHEDULES:
1.1A	Revolving Commitments
1.1B	Mortgaged Properties
4.15	Subsidiaries
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F	Form of U.S. Tax Certificate
G	Form of Increased Facility Activation Notice
H	Form of New Lender Supplement
I-1	Form of Revolving Note
I-2	Form of Swing line Note

CREDIT AGREEMENT (this “Agreement”), dated as of January 24, 2013, among, SUNCOKE ENERGY PARTNERS, L.P., a Delaware limited partnership (the “MLP”), each direct or indirect subsidiary of the MLP listed as a “Borrower” on the signature pages hereto or which may from time to time become a party hereto as a “Borrower” (together with the MLP, each a “Borrower” and collectively, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), J.P. MORGAN SECURITIES LLC, RBS SECURITIES INC., and BARCLAYS BANK PLC, as joint lead arrangers and joint bookrunners, and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accounting Changes”: as defined in the definition of GAAP.

“Acquired Debt”: Indebtedness of a Person existing at the time the Person is acquired by, or merges with or into the MLP or any Restricted Subsidiary or becomes a Restricted Subsidiary, whether or not such Indebtedness is incurred in connection with, or in contemplation of, the Person being acquired by or merging with or into or becoming a Restricted Subsidiary.

“Additional Assets”: all or substantially all of the assets of a Permitted Business, or Capital Stock of another Person engaged in a Permitted Business that will, on the date of acquisition, be a Restricted Subsidiary, or other non-current assets (other than cash and Cash Equivalents or securities (including Capital Stock)) that are to be used in a Permitted Business.

“Adjustment Date”: as defined in the definition of Applicable Pricing Grid.

“Administrative Agent”: JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the exercise of voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.

“Agent Indemnitee”: as defined in Section 9.7.

“Agents”: the collective reference to the Syndication Agent, the Co-Documentation Agents and the Administrative Agent.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: for each Type of Loan the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swing line Loans	1.50%	2.50%

, provided, that on and after the first Adjustment Date occurring after the completion of two full Fiscal Quarters after the Closing Date, the Applicable Margin with respect to Revolving Loans and Swing line Loans will be determined pursuant to the Applicable Pricing Grid.

“Applicable Pricing Grid”: the table set forth below:

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
> 3.00:1.00	2.50%	1.50%	0.40%
≤ 3.00:1.00	2.25%	1.25%	0.40%
but > 2.00:1.00
≤ 2.00:1.00	2.00%	1.00%	0.40%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of property or series of related Dispositions of property that are either (a) not permitted under this Agreement or (b) permitted by Section 7.5(p) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.5(a), the aggregate principal amount of Swing line Loans then outstanding shall be deemed to be zero.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowers’ Agent”: the MLP, in its capacity as agent for the Borrowers and the other Loan Parties, as more fully described in Section 1.3(b).

“Borrowing Date”: any Business Day specified by a Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is January 24, 2013.

“Code”: the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Co-Documentation Agents”: Bank of America, N.A., Citibank, N.A. and The Royal Bank of Scotland plc.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collections Agreements” means each of the following: (i) the Collections Agreement, dated as of January 23, 2013, among Haverhill Coke Company LLC, Haverhill Cogeneration Company LLC, and Sun Coal & Coke LLC and (ii) the Collections Agreement, dated as of January 23, 2013, among Middletown Coke Company, LLC, Middletown Cogeneration Company LLC, and Sun Coal & Coke LLC.

“Commitment Fee Rate”: 0.40% per annum; provided, that on and after the first Adjustment Date occurring after the completion of two full Fiscal Quarters after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Applicable Pricing Grid.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated Current Liabilities”: as of any date of determination, the aggregate amount of liabilities of the MLP and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (a) all intercompany items between the MLP and any Restricted Subsidiary or between Restricted Subsidiaries and (b) all current maturities of long-term Indebtedness.

“Consolidated EBITDA”: for any period, the result obtained by subtracting the amount determined pursuant to clause (B) below for such period from the amount determined pursuant to clause (A) below for such period:

(A) Consolidated Net Income for such period plus the sum of (a) provision for Taxes, based on income or profits of the MLP and the Restricted Subsidiaries for such period, to the extent that such amounts were deducted in computing Consolidated Net Income, plus (b) Fixed Charges of the MLP and the Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income, plus (c) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges or expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of the MLP and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (d) the “run-rate” Consolidated Net Income plus amounts added to Consolidated Net Income in accordance with clauses (a) through (c) of this definition to calculate Consolidated EBITDA (the “Operational EBITDA”) of any asset acquired, constructed, designed, installed or improved that has not been fully constructed, complete and operational in the business of the MLP and its Restricted Subsidiaries for at least four full Fiscal Quarters; provided that (A) the Operational EBITDA of such asset shall be determined based upon the annualized Operational EBITDA of such asset projected in good faith by a responsible financial or accounting officer of the General Partner to be realized no later than 12 months after such asset is fully constructed, complete and operational in the business of the MLP and its Restricted Subsidiaries and (B) the aggregate amount by which Consolidated EBITDA is increased pursuant to this clause (d) shall not exceed 10% of Consolidated Net Income for any period of four consecutive Fiscal Quarters, plus (e) any extraordinary loss or net loss realized by the MLP or any of its Restricted Subsidiaries in connection with any Asset Sale, to the extent such losses were deducted in computing Consolidated Net Income, minus or plus, as the case may be, (f) all extraordinary, unusual or non-recurring items of gain (loss) or expense to the extent deducted or added in computing Consolidated Net Income, minus or plus, as the case may be, (g) non-cash items increasing or decreasing such Consolidated Net Income for such period, other than the accrual of revenue or expense in the ordinary course of business, plus (h) sales discounts provided by the MLP or any Restricted Subsidiary to customers due to sharing of nonconventional fuels tax credits, in each case, on a consolidated basis and determined in accordance with GAAP minus

(B) the pro rata portion of the amount determined pursuant to the foregoing clause (A) that is attributable to minority interests in each Restricted Subsidiary of the MLP that are owned by a Person other than the MLP or a wholly-owned Restricted Subsidiary.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the MLP by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter or any agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

Notwithstanding anything to the contrary contained herein, for the purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the Fiscal Quarters ended June 30, 2012, September 30, 2012, and December 31, 2012, Consolidated EBITDA for such Fiscal Quarters shall be $19,500,000, $23,000,000 and $23,100,000, respectively.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period calculated on a Pro Forma Basis.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the MLP and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the MLP and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) net of cash interest income.

Notwithstanding anything to the contrary contained herein, for the purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period calculated on a Pro Forma Basis.

“Consolidated Net Income”: for any period, the aggregate of the net income (loss) of the MLP and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the net income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the MLP or a Restricted Subsidiary (subject, in the case of dividends or distributions paid to a Restricted Subsidiary, to the limitations contained in clause (b) hereof); (b) the net income (but not the net loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person or its stockholders; (c) the net income (loss) of any Person acquired during the specified period for any period prior to the date of the acquisition will be excluded (except to the extent, for any calculation done on a Pro Forma Basis, such net income (loss) is intended to be included by the definition of Pro Forma Basis); (d) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any sale of assets outside the ordinary course of business of the MLP or any Restricted Subsidiary; or (ii) the disposition of any securities by the MLP or any Restricted Subsidiary or the extinguishment of any Indebtedness of the MLP or any Restricted Subsidiary, will be excluded; (e) any extraordinary, non-recurring or unusual gain or loss, together with any related provision for taxes on such extraordinary, non-recurring or unusual gain or loss will be excluded; (f) any unrealized gain or loss included in net income due to marking Hedging Agreements to market shall be excluded; (g) any non-cash compensation expense realized for grants of performance shares, stock options or other rights of officers, directors and employees of the MLP and any Restricted Subsidiary will be excluded; provided that such shares, options or other rights can be redeemed at the option of the holder only for Qualified Capital Stock of the MLP or any Restricted Subsidiary; (h) the cumulative effect of a change in accounting principles will be excluded; and (i) to the extent deducted in the calculation of net income, any non-recurring charges associated with any premium or penalty paid, write-offs of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be added back to arrive at Consolidated Net Income.

“Consolidated Net Tangible Assets”: as of any date of determination, (a) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the MLP and its Restricted Subsidiaries minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions “goodwill” or other intangible categories (or any like caption) on a consolidated balance sheet of the MLP and its Restricted Subsidiaries minus (c) Consolidated Current Liabilities, all determined as of such date and after giving pro forma effect to any transactions occurring on such date.

“Consolidated Senior Secured Debt”: all Consolidated Total Debt secured by a Lien on any assets of the MLP or Restricted Subsidiary.

“Consolidated Senior Secured Debt Ratio”: as of the last day of any period of four consecutive Fiscal Quarters, the ratio of (a) Consolidated Senior Secured Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Funded Debt of the MLP and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Continuing Directors”: the directors of the General Partner on the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, and each other director, if, in each case, (a) such other director’s nomination for election to the board of directors of the General Partner is recommended by a majority of the then Continuing Directors or (b) such other director’s election to the board of directors of the General Partner by such board of directors is supported by a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Agreement” means the Contribution, Assignment and Assumption Agreement, between Sun Coal & Coke LLC, the MLP, and the General Partner, dated as of January 23, 2013.

“control” and “controlled”: as defined in the definition of Affiliate.

“Credit Party”: the Administrative Agent, the Issuing Lender, the Swing line Lender or any other Lender.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing line Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default or breach of a representation, if any) has not been satisfied, (b) has notified the Borrowers’ Agent or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is prepared to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock or solely at the direction of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock and cash in lieu of fractional shares), in whole or in part, (c) provides for mandatory scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one days after the Revolving Termination Date; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees of the MLP or any of its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the MLP or any of its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rulings and regulations thereunder.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.

“ERISA Event”: (a) the occurrence of any Reportable Event; (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA, whether or not waived; (c) the failure to make by its due date the minimum required contribution under Section 430 of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to a complete or partial withdrawal from any Plan or Multiemployer Plan; (i) the receipt by any Group Member or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA or terminated within the meaning of Section 4041A of ERISA; (j) an amendment to any Plan which could result in the imposition of a Lien or the posting of a bond or other security; (k) the occurrence of a nonexempt Prohibited Transaction which could reasonably be expected to result in a liability to any Group Member or any ERISA Affiliate; and (l) an increase in the liability of any Group Member or ERISA Affiliate for the provision of post-employment health or life insurance benefits to any Person.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Collateral”: as defined in the Guarantee and Collateral Agreement.

“Excluded Subsidiary”: any Foreign Subsidiary and any Immaterial Subsidiary.

“Excluded Taxes”: with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Credit Party: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a commitment (including a L/C Commitment, Revolving Commitment and Swing line Commitment) pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or commitment (including a L/C Commitment, Revolving Commitment and Swing line Commitment) (other than pursuant to an assignment request by the Borrower’s Agent under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16(a), amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 2.16(f) and (d) any U.S. withholding Taxes imposed under FATCA.

“Fair Market Value”: with respect to any property, the price that would be paid by a willing buyer to a willing seller in a transaction where neither the buyer nor the seller is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such property has a Fair Market Value equal to or less than $25,000,000, by any officer of the General Partner; or (b) if such property has a Fair Market Value in excess of $25,000,000, by at least a majority of the disinterested members of the board of directors of the General Partner.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters”: (a) the fee letter dated as of January 8, 2013 among the MLP and the Joint Lead Arrangers and (b) the fee letter dated as of January 8, 2013 between the MLP and the Administrative Agent.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“FinCo”: SunCoke Energy Partners Finance Corp., a Delaware corporation.

“Fiscal Quarter”: a fiscal quarter of the MLP.

“Fiscal Year”: a fiscal year of the MLP.

“Fixed Charges”: for any period, the sum of: (a) Interest Expense less interest income for such period; and (b) cash and non-cash dividends, whether paid or accrued, on any series of Disqualified Capital Stock of the MLP or a Restricted Subsidiary, except for dividends payable solely in the MLP’s Qualified Capital Stock or paid to the MLP or to a Restricted Subsidiary.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Group Member or any Affiliate thereof.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is maintained or contributed to by any Group Member for workers located outside of the United States.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) a failure to make or, if applicable, accrue in accordance with the applicable jurisdiction’s accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) a failure to register or a loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any provisions of applicable law and regulations or with the terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary”: (a) any Subsidiary of the MLP that is not organized under the laws of any jurisdiction within the United States, (b) each Subsidiary of the MLP organized under the laws of any jurisdiction within the United States substantially all of the assets of which consist, directly or indirectly, of Capital Stock of Subsidiaries described in clause (a), (c) any Subsidiary of any Foreign Subsidiary and (d) any Subsidiary of the MLP organized under the laws of any jurisdiction within the United States that is a partnership or disregarded as an entity separate from its owner for U.S. federal tax purposes and has a partner, member or owner that is described in clause (a).

“Funded Debt”: as to the MLP and its Restricted Subsidiaries, without duplication, all consolidated Indebtedness of the type set forth in clauses (a), (b), (c) (but only with respect to reimbursement obligations related thereto), (e) and (f) of the definition of Indebtedness and all Guarantee Obligations in respect thereof.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrowers’ Agent and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b); provided, that for the purposes of Section 7.1, in the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers’ Agent and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the MLP’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Majority Revolving Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“General Partner”: SunCoke Energy Partners GP LLC, a Delaware limited liability company.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the MLP and its Restricted Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrowers and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers’ Agent in good faith.

“guaranteeing person”: as defined in the definition of Guarantee Obligation.

“Guarantors”: the collective reference to the Subsidiary Guarantors.

“Hedging Agreement”: (i) any interest rate swap agreement, interest rate cap agreement, interest rate future agreement, interest rate option agreement, interest rate hedge agreement or other agreement or arrangement designed to protect against or mitigate interest rate risk, (ii) any foreign exchange forward contract, currency swap agreement, currency option agreements or other agreement or arrangement designed to protect against or mitigate foreign exchange risk or (iii) any commodity or raw material futures contract, commodity hedge agreement, any actual or synthetic forward sale contract or other similar device or instrument or any other agreement designed to protect against or mitigate raw material price risk.

“Immaterial Subsidiary”: as of any date determination, any Restricted Subsidiary of the MLP that individually or in the aggregate together with other Restricted Subsidiaries of the MLP does not have (i) assets with a value in excess of $5,000,000 or (ii) revenues (for the most recently completed period of four consecutive Fiscal Quarters) in excess of $5,000,000.

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit G.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Indebtedness”: with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money (it being understood that outstanding letters of credit shall not constitute obligations for borrowed money unless such letters of credit have been drawn on by the beneficiary thereof and the resulting reimbursement obligations have not been paid); (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than any obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations or with respect to workers’ compensation benefits); (c) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (solely to the extent such letters of credit, bankers’ acceptances or other similar instruments have been drawn); (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services provided by third-party service providers which are recorded as liabilities under GAAP, excluding (i) trade payables, accrued expenses or royalties, (ii) inter-company payables, (iii) working capital-based and other customary post-closing adjustments in acquisition transactions and (iv) salary and other employee compensation obligations; (e) Capital Lease Obligations; (f) Disqualified Capital Stock issued by the MLP; (g) all Guarantee Obligations with respect to Indebtedness; (h) all Indebtedness of other Persons secured by a Lien on any asset of such Person (other than Liens on Capital Stock of Unrestricted Subsidiaries and Foreign Subsidiaries), whether or not such Indebtedness is assumed by such Person; and (i) all obligations of such Person under Hedging Agreements; provided that in no event shall Indebtedness include (x) obligations (other than obligations with respect to Indebtedness for borrowed money or other Funded Debt) related to surface rights under an agreement for the acquisition of surface rights for the production of coal reserves in the ordinary course of business in a manner consistent with historical practice of the MLP (including the Parent and its Subsidiaries, as its predecessor) and its Restricted Subsidiaries or (y) minimum payment, supply or take-or-pay obligations contained in supply or other arrangements of the MLP and its Restricted Subsidiaries.

The amount of Indebtedness of any Person will be deemed to be: (a) with respect to Indebtedness secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the Fair Market Value of such asset on the date the Lien attached and (y) the amount of such Indebtedness; (b) with respect to any Indebtedness issued with original issue discount, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness; (c) with respect to any Hedging Agreement, the amount payable (determined after giving effect to all contractually permitted netting) if such Hedging Agreement terminated at that time; and (d) otherwise, the outstanding principal amount thereof.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnified Taxes”: Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document.

“Indemnitee”: as defined in Section 10.5.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Expense”: for any period, the consolidated interest expense of the MLP and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the MLP or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Capital Lease Obligations, (ii) original issue discount, (iii) capitalized interest, (iv) non-cash interest expense (other than non-cash interest expense attributable to movement in mark to market valuation of obligations under Hedging Agreements or other derivatives under GAAP), and (v) net of the effect of all payments made or received pursuant to Swap Agreements but excluding (a) amortization of deferred financing fees, debt issuance costs and commissions, fees and expenses and the expensing of any bridge, commitment or other financing fees, commissions, discounts, yield and other fees and charges (including any interest expense) and (b) non-cash interest expense attributable to movement in mark to market valuation of obligations under Hedging Agreements or other derivatives under GAAP.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swing line Loan), the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swing line Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swing line Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) no Borrower may select an Interest Period that would extend beyond the Revolving Termination Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) each Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investment”: as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (whether in cash or other assets (calculated at the fair market value with respect to any assets)), without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

“IRS”: the United States Internal Revenue Service.

“Issuing Lender”: each of the Administrative Agent and any other Revolving Lender approved by the Administrative Agent and the Borrowers’ Agent that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Joint Lead Arrangers”: J.P. Morgan Securities LLC, RBS Securities Inc. and Barclays Bank PLC.

“L/C Commitment”: $50,000,000.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Fee Letters and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Party”: each Group Member that is a party to a Loan Document.

“Majority Revolving Lenders”: the holders of more than 50% of the aggregate unpaid principal amount of the Total Revolving Extensions of Credit outstanding under the Revolving Facility (or prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations, or condition (financial or otherwise) of the MLP and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Indebtedness”: means any Indebtedness of the MLP or its Restricted Subsidiaries in an aggregate principal amount in excess of the Threshold Amount.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, or pollutants, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls, urea formaldehyde insulation, coal combustion byproducts or waste, boiler slag, scrubber residue, or flue desulphurization residue.

“Mine”: any excavation or opening into the earth now and hereafter made from which coal is or can be extracted from any real property.

“Mining Laws”: any and all applicable federal, state, local and foreign statutes, laws, regulations, legally-binding guidance, ordinances, rules, judgments, orders, decrees or common law causes of action relating to mining operations and activities under the Mineral Leasing Act of 1920, the Federal Coal Leasing Amendments Act or the Surface Mining Control and Reclamation Act, each as amended or its replacement, and their state and local counterparts or equivalents.

“Mining Lease”: a lease, license or other use agreement which provides the MLP or any Subsidiary the real property and water rights, other interests in land, including coal, mining and surface rights, easements, rights of way and options, and rights to timber and natural gas (including coalbed methane and gob gas) necessary or desirable in order to recover coal from any Mine. Leases which provide the MLP or any other Subsidiary the right to construct and operate a conveyor, crusher plant, silo, load out facility, rail spur, shops, offices and related facilities on the surface of any real property containing such reserves shall also be deemed a Mining Lease.

“Moody’s”: as defined in the definition of Cash Equivalents.

“Mortgaged Properties”: the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) actually received by the MLP or any of its Restricted Subsidiaries, net of (i) attorneys’ fees, accountants’ fees, insurance adjusters’, environmental consultants’, engineers’, architects’ and other professionals’ and consultants’ fees, environmental impact assessment, environmental inspection and other property-related report, inspection and testing fees and charges, investment banking fees, survey, engineering and inspection costs, title insurance premiums, title opinions and related search and recording charges, zoning report fees and charges, transfer taxes, deed or mortgage recording taxes and brokerage, appraisal, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) in the case of any Asset Sale or Recovery Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the MLP or a wholly-owned Restricted Subsidiary as a result thereof (it being understood that such pro rata portion, subject to compliance with Section 7.6, shall be available for distribution to the holder(s) of such minority interest), (iv) taxes paid or reasonably estimated to be payable as a result thereof, (v) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the MLP or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds) and (vi) without duplication of clause (v) above, the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the MLP or any of the Restricted Subsidiaries including, without limitation, pension plan and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Asset Sale or Recovery Event occurring on the date of such reduction); provided, that, if no Event of Default under Section 8(a) or (f) exists and the MLP intends in good faith to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair Additional Assets or other assets useful in the business of the MLP or its Restricted Subsidiaries or to make Permitted Acquisitions, in each case within 15 months of such receipt (the “Reinvestment Period”), such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent, within the Reinvestment Period, not so used or made subject to a binding commitment to be so used (it being understood that if any portion of such proceeds are not so used but are so committed to being used during the Reinvestment Period, then upon the termination of such commitment or if such Net Cash Proceeds are not so used within a subsequent 9-month period, such remaining portion shall constitute Net Cash Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being understood that such proceeds shall constitute Net Cash Proceeds if an Event of Default under Section 8(a) or (f) has occurred and is continuing at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no Event of Default under Section 8(a) or (f) had occurred and was continuing); and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any tax credits or deductions that reduce the amount of taxes and any tax sharing arrangements).

“New Lender”: as defined in Section 2.21(b).

“New Lender Supplement”: as defined in Section 2.21(b).

“New York UCC”: as defined in the Guarantee and Collateral Agreement.

“Non-Consenting Lender”: as defined in Section 2.19.

“Non-Recourse Debt”: Indebtedness as to which (i) neither the MLP nor any Restricted Subsidiary provides any guarantee other than a pledge of Capital Stock of any Person that is a primary obligor in respect of such Indebtedness and is not the MLP or a Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Indebtedness of the MLP or any Restricted Subsidiary.

“Notes”: the collective reference to any promissory note evidencing Loans, in each case substantially in the form of Exhibit I-1 or I-2, as applicable.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post- petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the General Partner, any Borrower or any other Loan Party to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, termination payments, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Borrower or any other Loan Party pursuant hereto) or otherwise.

“Omnibus Agreement”: Omnibus Agreement dated as of January 24, 2013 among the Parent, the MLP and the General Partner.

“Operational EBITDA”: as defined in the definition of Consolidated EBITDA.

“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Taxes (other than a connection arising from such Credit Party having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document).

“Other Taxes”: any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19).

“Parent”: SunCoke Energy, Inc., a Delaware corporation.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Partnership Agreement”: the Amended and Restated Agreement of Limited Partnership of the MLP, dated as of January 24, 2013.

“Patriot Act”: as defined in Section 10.17.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to ERISA or any successor entity performing similar functions.

“Pension Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition”: any direct or indirect acquisition by the MLP or a Restricted Subsidiary, in a transaction or series of related transactions permitted by Section 7.8 (including, without limitation, Section 7.8(c)), of (a) more than 50% of any class of Voting Stock of any Person, (b) all or substantially all of the coal or other mineral reserves of any Person or (c) all or substantially all of the property and assets or business of another Person or any assets or business of any other Person constituting a business unit, line of business or division of any Person.

“Permitted Business”: any of the businesses in which the MLP and its Subsidiaries are engaged on the Closing Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Permitted Liens”:

(i) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.3 or Section 6.10;

(ii) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue (subject to extension by mutual agreement by the obligee and obligor) by more than 30 days or are being contested in compliance with Section 6.3;

(iii) (A) pledges or deposits (I) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or similar legislation or (II) to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations, (B) good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety and appeal bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business, or (C) Liens on the property and assets of the MLP or any Restricted Subsidiary incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, contractual arrangements with suppliers, reclamation bonds, surety and appeal bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money or the obtaining of advances or credit;

(iv) customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;

(v) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(vi) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like and Liens on joint venture interests in favor of joint venture partners to secure obligations arising under the applicable joint venture agreements;

(vii) Liens incurred in the ordinary course of business securing obligations not constituting Indebtedness for borrowed money and not in the aggregate materially detracting from the value of the properties of the MLP and its Restricted Subsidiaries or their use in the operation of the business of the MLP and its Restricted Subsidiaries;

(viii) existing or future grants of coal bed methane leases or oil and gas or other hydrocarbon leases granted by any Governmental Authority or other third party and associated pipelines, collection facilities, accessways and easements pertaining to the same;

(ix) surface use agreements, mining agreements, easements, covenants, conditions, restrictions, declarations, zoning restrictions, rights of way, minor defects in title, encroachments, pipelines, leases (other than Capital Lease Obligations), licenses, special assessments, railroad trackage, siding and spur rights and agreements, transmission and transportation lines, related to real property (and together with all the foregoing Liens in this subsection (ix), collectively, “Real Property Liens”), (A) which are in existence on the date hereof or with respect to after-acquired property, which are in existence on the date of such acquisition (as the same may be amended or modified from time to time), or (B) imposed by law or arising in the ordinary course of business, in each case that do not secure any monetary obligation, and in each case do not materially detract from the value of the affected real property for the purpose for which it is being used at the time of evaluation (subject to and taking into account any implied, express or historical consent, permission or other acquiescence by the holder of any Real Property Lien) and do not materially interfere with the ordinary conduct of business of the MLP or any Subsidiary as actually conducted at the time of evaluation;

(x) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8(h);

(xi) any precautionary uniform commercial code financing statement filing in respect of leases (and not any Indebtedness) entered into the ordinary course of business;

(xii) rights of owners of interests in overlying, underlying or intervening strata and/or mineral interests not owned by the MLP or one of its Subsidiaries, with respect to real property where the MLP or applicable Subsidiary’s ownership is only surface or severed mineral or is otherwise subject to mineral severances in favor of one or more third parties;

(xiii) layback arrangements, joint operation arrangements and similar arrangements with adjoining coal operators;

(xiv) with respect to water rights, Liens imposed by the doctrine of prior appropriation (including seniority of water rights), the necessity to put the water to a beneficial use, restrictions imposed by the applicable Governmental Authority and the actual availability of water (including restrictions on the use of ground water);

(xv) farm, grazing, hunting, recreational and residential leases with respect to which the MLP or any Subsidiary is a lessor encumbering portions of any property to the extent such leases would be granted or permitted by a prudent operator of mining properties similar in use and configuration to real properties;

(xvi) encumbrances typically found upon real property used for mining purposes in the applicable jurisdiction in which the applicable real property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such real property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements);

(xvii) rights and easements of owners (i) of undivided interests in any of the real property where the MLP or its Subsidiaries own less than 100% of the fee interest, (ii) of interests in the surface of any real property where the MLP or its Subsidiaries do not own or lease such surface interest, (iii) and lessees, if any, of coal or other minerals (including oil, gas and coalbed methane) where the MLP or its Subsidiaries do not own such coal or other minerals, and (iv) and lessees of other coal seams and other minerals (including oil, gas and coalbed methane) not owned or leased by the MLP or its Subsidiaries;

(xviii) with respect to any real property in which the MLP or any Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns);

(xix) rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any Mining Lease, unless in each case waived by such other person;

(xx) Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.2(n) covering only the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(xxi) Liens on specific items of inventory, equipment or other goods and proceeds of any Person securing such Person’s obligations in respect thereof or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xxii) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the MLP or any Restricted Subsidiary on deposit with or in possession of such bank;

(xxiii) Liens incurred in the ordinary course of business to secure liability to insurance carriers;

(xxiv) non-exclusive licenses of intellectual property in the ordinary course of business;

(xxv) Liens to secure a defeasance trust;

(xxvi) Liens arising under retention of title, hire, purchase or conditional sale arrangements arising under provisions in a supplier’s standard conditions of supply in respect of goods or services supplied to the MLP or any Restricted Subsidiary in the ordinary course of business on arm’s length terms; and

(xxvii) with respect to all real property in which the MLP or any Restricted Subsidiary owns less than a fee interest, all Real Property Liens and all other liens, encumbrances, charges, mortgages, security interests and any and all other Liens of whatsoever nature which are suffered or incurred by the fee owner, any superior lessor, sublessor or licensor, or any inferior lessee, sublessee or licensee.

“Permitted Refinancing”: with respect to any Person, any modification, refinancing, refunding, renewal, extension or replacement of any Indebtedness of such Person; provided that:

(a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, extended or replaced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees (including original issue discount) and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, extension or replacement and by an amount equal to any existing commitments unutilized thereunder;

(b) such modification, refinancing, refunding, renewal, extension or replacement has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, extended or replaced (excluding the effect of any prepayments of scheduled amortization); and

(c) (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, extended or replaced is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, extension or replacement is subordinated in right of payment to the Obligations, (ii) such modification, refinancing, refunding, renewal, extension or replacement is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, extended or replaced or any other Person who would have been permitted to incur such Indebtedness hereunder and (iii) to the extent that the Liens securing the Indebtedness being refinanced is subordinated to the Liens securing the Obligations, any Lien securing such refinancing Indebtedness is subordinated to the Liens securing the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the applicable subordination language (if any) for the Indebtedness being refinanced.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: (A) any “employee benefit plan,” as defined in Section 3(3) of ERISA (except a Multiemployer Plan) in respect of which any Group Member or (B) with respect to any “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code any ERISA Affiliate, (i) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or (ii) has any liability.

“Policy” and “Policies”: as defined in Section 5.1(l).

“Preferred Stock”: with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Administrative Agent in connection with extensions of credit to debtors).

“Pro Forma Balance Sheet”: as defined in Section 4.1(a).

“Pro Forma Basis”: for purposes of calculating any financial ratio,

(i) pro forma effect will be given to any Indebtedness, Disqualified Capital Stock or Preferred Stock (other than ordinary working capital borrowings) incurred during or after the applicable period to the extent the Indebtedness is outstanding or is to be incurred on the date as if the Indebtedness, Disqualified Capital Stock or Preferred Stock had been incurred on the first day of the applicable period;

(ii) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the date on which such ratio is calculated (taking into account any Hedging Agreement applicable to the Indebtedness if the Hedging Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire applicable period;

(iii) Fixed Charges related to any Indebtedness, Disqualified Capital Stock or Preferred Stock (other than ordinary working capital borrowings) no longer outstanding or to be repaid or redeemed on the date on which such ratio is calculated, will be excluded;

(iv) asset acquisitions and dispositions (including, without limitation, the acquisition or disposition of companies, divisions, lines of business or non-ordinary course assets), mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the MLP or any of its Restricted Subsidiaries has both determined to make and made after the Closing Date and during the applicable period or subsequent to such applicable period and on or prior to or simultaneously with the date on which such ratio is calculated shall be calculated on a pro forma basis assuming that all such acquisitions and dispositions (including, without limitation, the acquisition or disposition of companies, divisions, lines of business or non-ordinary course assets), mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges, Consolidated Senior Secured Debt or Consolidated Total Debt and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the General Partner (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with

Regulation S-X promulgated under the Securities Act of 1933, as amended, or any other regulation or policy of the SEC related thereto); provided that the benefits resulting therefrom are anticipated by the MLP to be realized in the good faith judgment of the chief financial officer of the General Partner within 18 months;

(v) any Person that is a Restricted Subsidiary on the date on which such ratio is calculated will be deemed to have been a Restricted Subsidiary at all times during such applicable period, and if, since the beginning of the applicable period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the MLP or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidated or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the applicable financial ratio shall be adjusted giving pro forma effect thereto for such period as if such asset acquisition or disposition (including, without limitation, the acquisition or disposition of companies, divisions, lines of business or non-ordinary course assets), merger, consolidation or discontinued operation had occurred at the beginning of the applicable period; and

(vi) any Person that is not a Restricted Subsidiary on the date on which such ratio is calculated will be deemed not to have been a Restricted Subsidiary at all times during such applicable period.

Whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the General Partner.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Qualified Capital Stock”: Capital Stock that is not Disqualified Capital Stock.

“Real Property Liens”: as defined in the definition of Permitted Liens.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refunded Swing line Loans”: as defined in Section 2.4.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Period”: as defined in Section 1.1, definition of Net Cash Proceeds.

“Release”: any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migrating of any Materials of Environmental Concern into the indoor or outdoor environment.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the General Partner, but in any event, with respect to financial matters, the chief financial officer of the General Partner.

“Restricted Payment”: any (i) dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the MLP or any of its Restricted Subsidiaries (other than dividends or distributions paid in the MLPs’ Qualified Capital Stock), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of the MLP held by Persons other than the MLP or any of its Restricted Subsidiaries or (ii) prepayment, purchase, repurchase redemption of, or other principal payment in respect of, Subordinated Debt prior to any scheduled payment or maturity thereof, other than (x) payments of interest when due and principal when due in accordance with the scheduled maturity thereof or the purchase, repurchase or other acquisition of any Subordinated Debt purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition or (y) a payment of intercompany Subordinated Debt.

“Restricted Subsidiary”: any Subsidiary of the MLP other than an Unrestricted Subsidiary.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swing line Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $100,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swing line Loans then outstanding.

“Revolving Facility”: each of the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.20 when a Defaulting Lender shall exist, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment.

“Revolving Termination Date”: January 24, 2018.

“S&P”: as defined in the definition of Cash Equivalents.

“Sale and Leaseback Transaction”: with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Note Indenture”: the Indenture entered into by the MLP, FinCo and certain Subsidiaries of the MLP in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the MLP or such Subsidiaries in connection therewith.

“Senior Notes”: the senior unsecured notes of the MLP and FinCo issued on the Closing Date pursuant to the Senior Note Indenture and any exchange notes with respect thereto.

“Solvent”: when used with respect to any Person or group of Persons, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person or group will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person or group will, as of such date, be greater than the amount that will be required to pay the liability of such Person or group on its debts as such debts become absolute and matured, (c) such Person or group will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person or group will be able to pay its debts as they mature. For the purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Acquisition Period”: any period which includes the remainder of a Fiscal Quarter, and the immediately succeeding two Fiscal Quarters, in which the MLP or any Restricted Subsidiary acquires Additional Assets with a Fair Market Value in excess of $50,000,000 in the aggregate.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the General Partner, the MLP or any Subsidiary and any Lender or affiliate thereof, which has been designated by such Lender and the MLP, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the MLP or such Subsidiary, as a “Specified Cash Management Agreement.”

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the documentation for any Material Indebtedness.

“Specified Swap Agreement”: any Swap Agreement entered into by the MLP or any Subsidiary that either (i) is in effect on the Closing Date if such counterparty is an Agent, a Lender or an Affiliate of an Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date if such counterparty is an Agent, a Lender or an affiliate of an Agent or a Lender at the time such Swap Agreement is entered into.

“Stated Maturity”: (i) with respect to any Indebtedness, the date specified as the fixed date on which the final installment of principal of such Indebtedness is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Indebtedness, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt”: any unsecured Indebtedness of the Loan Parties which is subordinated in right of payment to the Obligations, pursuant to a written agreement to that effect, which Indebtedness shall have a Stated Maturity that is at least one year later than the Revolving Termination Date and no amortization payouts or other mandatory prepayments (other than customary change of control and asset sale prepayment provisions) prior to such date.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the MLP.

“Subsidiary Guarantor”: at any time, each Subsidiary that guarantees the Obligations under the Guarantee and Collateral Agreement, provided that no Foreign Subsidiary shall be a Subsidiary Guarantor.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the MLP or any of its Subsidiaries shall be a “Swap Agreement.”

“Swing line Commitment”: the obligation of the Swing line Lender to make Swing line Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $15,000,000.

“Swing line Exposure”: at any time, the sum of the aggregate undrawn amount of all outstanding Swing line Loans at such time. The Swing line Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total Swing line Exposure at such time.

“Swing line Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swing line Loans.

“Swing line Loans”: as defined in Section 2.3.

“Swing line Participation Amount”: as defined in Section 2.4.

“Syndication Agent”: Barclays Bank PLC.

“Taxes”: any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period”: at any time, the most recently ended four consecutive Fiscal Quarter period for which financial statements have been delivered or are required to have been delivered pursuant to Section 6.1(a) or 6.1(b).

“Threshold Amount”: $20,000,000.

“Title Insurance Company”: as defined in Section 5.1(l).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transaction Documentation”: collectively, the Senior Note Indenture, the Senior Notes, this Agreement, the Contribution Agreement and the Omnibus Agreement, in each case as in effect on the Closing Date.

“Transaction Liens”: the Liens on Collateral granted by the Loan Parties under the Security Documents.

“Transactions”: collectively, the transactions to occur on or about the Closing Date pursuant to the Transaction Documentation or other agreements existing on or prior to the Closing Date, including without limitation (i) the execution, delivery and performance of this Agreement and the Loan Documents, (ii) the borrowing of the Loans hereunder and the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (iii) the initial public offering of Capital Stock of the MLP and the application of the proceeds thereof, (iv) the issuance of the Senior Notes and the application of the proceeds thereof, and (v) the contribution by the Parent of 65% of the Capital Stock of Haverhill and Middletown to the MLP as contemplated by the terms of the Contribution Agreement.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unrestricted Subsidiary”: any Subsidiary of the MLP designated by the board of directors of the General Partner as an Unrestricted Subsidiary pursuant to Section 6.11 subsequent to the date hereof.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate”: as defined in Section 2.16(f)(ii)(D).

“Voting Stock”: with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”: the relevant Loan Party and the Administrative Agent.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Joint and Several Obligations; Borrowers’ Agent.

(a) All obligations of the Borrowers hereunder shall be joint and several. Any notice, request, waiver, consent or other action made, given or taken by any Borrower shall bind all of the Borrowers.

(b) Each of the Loan Parties hereby authorizes the MLP to act as agent for all of the Loan Parties, and to execute and deliver on behalf of any Loan Party such notices, requests, waivers, consents, certificates, and other documents, and to take any and all actions, required or permitted to be delivered or taken by the Loan Parties hereunder. Each Loan Party hereby agrees that any such notices, requests, waivers, consents, certificates and other documents executed, delivered or sent by the MLP or any Responsible Officer of the General Partner and any such actions taken by the MLP or any Responsible Officer of the General Partner shall bind each Loan Party.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing line Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period, the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9.

(b) The Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.2 Procedure for Revolving Loan Borrowing. The Borrowers may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the applicable Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M.,

New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swing line Lender may request, on behalf of any Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.4. Upon receipt of any such notice from a Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of the applicable Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.3 Swing line Commitment. (a) Subject to the terms and conditions hereof, the Swing line Lender agrees to make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swing line Loans”) to the Borrowers; provided that (i) the aggregate principal amount of Swing line Loans outstanding at any time shall not exceed the Swing line Commitment then in effect (notwithstanding that the Swing line Loans outstanding at any time, when aggregated with the Swing line Lender’s other outstanding Revolving Loans, may exceed the Swing line Commitment then in effect) and (ii) no Borrower shall request, and the Swing line Lender shall not make, any Swing line Loan if, after giving effect to the making of such Swing line Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrowers may use the Swing line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing line Loans shall be ABR Loans only.

(b) The Borrowers shall repay to the Swing line Lender the then unpaid principal amount of each Swing line Loan on the earlier of (i) the Revolving Termination Date and (i) the date occurring ten days after such Swing line Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrowers shall repay all Swing line Loans then outstanding.

2.4 Procedure for Swing line Borrowing; Refunding of Swing line Loans. (a)Whenever a Borrower desires that the Swing line Lender make Swing line Loans it shall give the Swing line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swing line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M.,

New York City time, on the Borrowing Date specified in a notice in respect of Swing line Loans, the Swing line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swing line Loan to be made by the Swing line Lender. The Administrative Agent shall make the proceeds of such Swing line Loan available to the applicable Borrower on such Borrowing Date by depositing such proceeds in the account of such Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swing line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrowers (which hereby irrevocably direct the Swing line Lender to act on its behalf), on one Business Days’ notice given by the Swing line Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swing line Loans (the “Refunded Swing line Loans”) outstanding on the date of such notice, to repay the Swing line Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swing line Lender for application by the Swing line Lender to the repayment of the Refunded Swing line Loans. The Borrowers irrevocably authorize the Swing line Lender to charge the Borrowers’ accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing line Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swing line Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to any Borrower or if for any other reason, as determined by the Swing line Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.4(b), purchase for cash an undivided participating interest in the then outstanding Swing line Loans by paying to the Swing line Lender an amount (the “Swing line Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swing line Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swing line Lender has received from any Revolving Lender such Lender’s Swing line Participation Amount, the Swing line Lender receives any payment on account of the Swing line Loans, the Swing line Lender will distribute to such Lender its Swing line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing line Loans then due); provided, however, that in the event that such payment received by the Swing line Lender is required to be returned, such Revolving Lender will return to the Swing line Lender any portion thereof previously distributed to it by the Swing line Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or any Borrower may have against the Swing line Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Commitment Fees, etc. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) The MLP agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letters.

2.6 Termination or Reduction of Revolving Commitments. (a) The Borrowers’ Agent shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swing line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

(b) If any Group Member issues or incurs any Indebtedness after the date hereof (other than Indebtedness incurred in accordance with Section 7.2), the Revolving Commitments shall be reduced by the amount of such Net Cash Proceeds immediately upon receipt thereof.

2.7 Optional Prepayments. Any Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.17. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swing line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swing line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.8 Mandatory Prepayments. (a) If any Indebtedness shall be issued or incurred by any Group Member after the date hereof (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loans.

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event occurring after the date hereof then 100% of such Net Cash Proceeds shall be applied (or distributed to the MLP for application by the MLP) within three Business Days of such date (or, if later, the date otherwise provided for in the definition of Net Cash Proceeds) toward the prepayment of the Loans as set forth in Section 2.8(c).

(c) Amounts to be applied in connection with prepayments made pursuant to this Section 2.8 shall be applied, to the prepayment of the Loans in accordance with Section 2.14(b). The application of any prepayment pursuant to this Section 2.8 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.8 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.9 Conversion and Continuation Options. (a) Any Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Any Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under the Revolving Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Revolving Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority

Revolving Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if any Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.10 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than six Eurodollar Tranches shall be outstanding at any one time.

2.11 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.11 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.11 shall be payable from time to time on demand.

2.12 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers’ Agent and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers’ Agent and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers’ Agent, deliver to the Borrowers’ Agent a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).

2.13 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Revolving Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers’ Agent and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall any Borrower have the right to convert Loans to Eurodollar Loans.

2.14 Pro Rata Treatment and Payments. (a) Each borrowing by a Borrower from the Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the applicable Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrowers’ Agent prior to the date of any payment due to be made by a Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

2.15 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(ii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrowers’ Agent (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers’ Agent (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirements of Law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by any Lender to the Borrowers’ Agent (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.15, no Borrower shall be required to compensate a

Lender pursuant to this Section 2.15 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrowers’ Agent of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) For the avoidance of doubt, the above provisions of this Section 2.15 shall not apply to Taxes, which shall be governed exclusively by Section 2.16.

2.16 Taxes. (a) Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any applicable law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 2.19), the applicable Credit Party receives the amount it would have received had no such withholding been made.

(b) The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) The Loan Parties shall jointly and severally indemnify each Credit Party for any Indemnified Taxes that are paid or payable by such Credit Party in connection with any Loan Document (including Indemnified Taxes paid or payable under this Section 2.16(d)) and any reasonable expenses arising therefrom or with respect thereto; provided, however, that the Loan Parties shall not be required to indemnify any Credit Party for any Indemnified Taxes the demand for which is made to the applicable Loan Party more than nine months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Credit Party for payment of such Indemnified Taxes, and (ii) the date on which such Credit Party has made payment of such Indemnified Taxes (except that if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). The indemnity under this Section 2.16(d) shall be paid within 10 days after the Credit Party delivers to the Borrowers’ Agent a certificate stating the amount of any Indemnified Taxes so paid or payable by such Credit Party and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Credit Party shall deliver a copy of such certificate to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrowers’ Agent and the Administrative Agent, at the time or times reasonably requested by the Borrowers’ Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers’ Agent or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrowers’ Agent or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrowers’ Agent or the Administrative Agent as will enable the Borrowers’ Agent or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.16(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a change in any Requirements of Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrowers’ Agent or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section 2.16(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrowers’ Agent and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender (or, if the Lender is disregarded as an entity separate from its owner for U.S. tax purposes, its sole owner) with respect to such Borrower shall, if it is legally eligible to do so, deliver to the Borrowers’ Agent and the Administrative Agent (in such number of copies reasonably requested by the Borrowers’ Agent and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) IRS Form W-8ECI;

(D) both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit F (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this Section 2.16(f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrowers’ Agent or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund or credit of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. This Section 2.16(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.16 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all other obligations under the Loan Documents.

(i) For purposes of Sections 2.16(e) and (f), the term “Lender” includes the Issuing Lender and the Swing line Lender. For purposes of Section 2.16, the term “applicable law” includes FATCA.

2.17 Indemnity. The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by any Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.17 submitted to the Borrowers’ Agent by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15 or 2.16(a) or (d) with respect to such Lender, it will, if requested by the Borrowers’ Agent, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.18 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.15 or 2.16(a) or (d).

2.19 Replacement of Lenders. The Borrowers’ Agent shall be permitted to replace any Lender that (a) is entitled to additional amounts pursuant to Section 2.15 or 2.16(a) or (d), (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Majority Revolving Lenders has been obtained) (any such Lender, a “Non-Consenting Lender”), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.18 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15 or 2.16(a) or (d), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.17 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.16(a) or (d), as the case may be, (ix) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; (x) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and (xi) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.5(a);

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Majority Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swing line Lender hereunder; third, to cash collateralize any Issuing Lender’s L/C Exposure with respect to such Defaulting Lender in accordance with Section 2.20(d); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize any Issuing Lender’s L/C Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 2.20(d); sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swing line Lenders as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swing line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or drafts paid under Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and drafts paid under Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or drafts paid under Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing line Loans are held by the Lenders pro rata in accordance with the Revolving Commitments under the Revolving Facility without giving effect to Section 2.20(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) if any Swing line Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swing line Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swing line Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swing line Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.5(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(e) so long as such Lender is a Defaulting Lender, the Swing line Lender shall not be required to fund any Swing line Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any newly made Swing line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing line Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing line Lender shall not be required to fund any Swing line Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swing line Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swing line Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrowers’ Agent, the Swing line Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing line Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.21 Incremental Facility.

(a) The Borrowers’ Agent and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Revolving Commitments, as applicable, by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase, and (ii) the applicable Increased Facility Closing Date; provided, that (a) at the time of each such request and upon the effectiveness of each increase in Revolving Commitments no Default or Event of Default has occurred and is continuing or shall result therefrom; (b) on a Pro Forma Basis after giving effect to the incurrence of any increased Revolving Commitments, (after giving effect to (x) the borrowing of any Revolving Loans on such day under such increased Revolving Commitments, (y) other permitted pro forma adjustment events and (z) any permanent repayment of Indebtedness after the beginning of the relevant determination period but prior to or simultaneous with borrowing), the MLP is in compliance with the financial covenants in Section 7.1; and (c) on and as of the time of each such request and upon the effectiveness of each increase in Revolving Commitments each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except to the extent (i) any such representations and warranties relate, by their terms, to a specific date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specific date and (ii) any such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects). Notwithstanding the foregoing, (i) the aggregate amount of incremental Revolving Commitments obtained after the Closing Date pursuant to this paragraph shall not exceed $50,000,000 and (ii) without the consent of the Administrative Agent, each increase effected pursuant to this paragraph shall be in a minimum amount of at least $10,000,000. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b) Any additional bank, financial institution or other entity which, with the consent of the Borrowers’ Agent, the Administrative Agent, the Issuing Lenders and the Swing line Lender (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.21(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit H, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date, the Borrowers shall borrow Revolving Loans under the relevant increased Revolving Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) which would then have been outstanding from such Lender if (i) each such Type or Eurodollar Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Eurodollar Tranche requested to be so borrowed or effected had been proportionately increased. The Eurodollar Base Rate applicable to any Eurodollar Loan borrowed pursuant to the preceding sentence shall equal the Eurodollar Base Rate then applicable to the Eurodollar Loans of the other Lenders in the same Eurodollar Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Borrowers’ Agent and the relevant Lender).

SECTION 3

LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrowers on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender and signed by a Responsible Officer and including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the applicable Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges. (a) The Borrowers will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrowers shall pay to the Issuing Lender for its own account a fronting fee of 0.15% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 34(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from any Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the Borrowers shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any Other Taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrowers’ Agent receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrowers’ Agent receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.11(b) and (y) thereafter, Section 2.11(c).

3.6 Obligations Absolute. The Borrowers obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that any Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrowers’ Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to any Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrowers’ Agent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit (i) is inconsistent with the provisions of this Section 3 or (ii) purports to add defaults or events of default or provide for the grant of security not contemplated by this Agreement, the terms of this Agreement shall govern.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and to issue or participate in the Letters of Credit, except to the extent any such representations and warranties relate, by their terms, to a specific date, as of the date hereof (and as required under Section 5.2) the Borrowers hereby represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the MLP and its consolidated Subsidiaries as at September 30, 2012 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transactions, (ii) the Loans to be made and the Senior Notes to be issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the MLP as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of the MLP and its consolidated Subsidiaries as of September 30, 2012, assuming that the events specified in the preceding sentence had actually occurred at such date (subject to normal year-end audit adjustments and the absence of footnotes).

(b) The audited consolidated balance sheets of the MLP as of December 31, 2009, December 31, 2010 and December 31, 2011, and the related consolidated statements of income and of cash flows for the Fiscal Years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the MLP and its consolidated Subsidiaries as of such date, and the consolidated results of its operations and its consolidated cash flows for the respective Fiscal Years then ended. The unaudited consolidated balance sheet of the MLP and its Subsidiaries as of September 30, 2012, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial condition of the MLP and its consolidated Subsidiaries as of such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).

4.2 No Change. Since December 31, 2011, there has been no development or event that has had or is reasonably expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, except to the extent, with respect to a Subsidiary, where any failure to maintain existence or good standing would not have a Material Adverse Effect, (b) has the corporate or other organizational power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the lack of any such power or authority would not reasonably be expected to cause a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify would not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all applicable Requirements of Law (excluding Environmental Laws and ERISA, but including the Patriot Act) except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or organizational power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary corporate or organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents to which a Loan Party is a party, except (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent, (ii) the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (iii) those filings and actions agreed by the parties to be taken after the Closing Date pursuant to and in accordance with the terms of the Collateral Documents and (iv) any consent, authorization, filing or notice, where the failure to obtain any such consent or authorization or to make any such filing or give any such notice would not reasonably be expected to have a Material Adverse Effect. This Agreement has been, and each Loan Document will be, duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights or remedies generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents to which a Loan Party is a party, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate any Requirement of Law or any Contractual Obligation of any Group Member, except where any such violation would not reasonably be expected to result in a Material Adverse Effect, or (b) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents), except where any such creation or imposition of any such Lien would not reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrowers’ Agent, threatened by or against any Group Member or against any of their respective properties or revenues which is reasonably expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property. Each Group Member has good record title in fee simple or fee simple with respect to surface rights only to all of the Mortgaged Property, valid lease-hold interests in, easements or other limited property interests in all of its other real property, and good title to, or a valid leasehold interest in, all its other property except, in each case, where the failure to have such interests does not have a material adverse effect on the current operations of the Business of the owner of such other real property or other property), in each case except for all Liens permitted by Section 7.3.

4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except for any failures to own or license such Intellectual Property which would not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted against any Group Member and is pending by any Person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrowers’ Agent know of any valid basis for any such claim, except, in each case, for claims that would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrowers’ Agent, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person, except for such infringements that, in the aggregate, are not reasonably expected to have a Material Adverse Effect.

4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material Tax returns, which, to the knowledge of the Borrowers’ Agent, are required to be filed by such Group Member and has paid or made provision for the payment of all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property in respect thereof received by such Group Member, and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than, in each case, (a) any Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member and (b) other Taxes where any such failure to file or any such failure to pay would not reasonably be expected to have a Material Adverse Effect); no Tax Lien has been filed in respect of any material amount of unpaid Taxes in respect of which, to the knowledge of the Borrowers’ Agent, any claim is being asserted, except where such claim is not reasonably expected to result in a Material Adverse Effect with respect to any such Tax.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers’ Agent will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with said Regulation U and any applicable forms required from time to time thereunder.

4.12 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Group Member pending or, to the knowledge of the Borrowers’ Agent, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member in respect of employee health and welfare insurance have been paid or accrued as a liability on the most recent audited financial statements of the relevant Group Member.

4.13 ERISA. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) each Group Member and each ERISA Affiliate are in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; (c) all liabilities required to be accrued by Accounting Standards Codification

No. 715: Compensation Retirement Benefits with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Accounting Standards Codification No. 715: Compensation Retirement Benefits; and (d) the present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation Retirement Benefits) did not, as of the date of the most recent audited financial statement reflecting such amounts, exceed the Fair Market Value of the assets of such Pension Plan allocable to such accrued benefits.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Federal or state statue or regulation (other than Regulation X of the Board) that limits its ability to incur Indebtedness under the Loan Documents.

4.15 Subsidiaries. Schedule 4.15 lists the correct legal name and jurisdiction of incorporation of all of the Subsidiaries of the MLP as of the Closing Date.

4.16 Use of Proceeds. The proceeds of the Loans will be used to finance capital expenditures, acquisitions, working capital needs, the making of distributions and for other general corporate purposes of the MLP and its Subsidiaries.

4.17 Environmental Matters. Except to the extent that the following would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and during its period of ownership, lease or operation of the Properties, have not previously contained, any Materials of Environmental Concern in amounts or concentrations that constitute a violation of, or would reasonably be expected to give rise to liability on the part of such Group Member under, any applicable Environmental Law;

(b) no Group Member has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding any applicable Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Responsible Officer of the Borrowers’ Agent have knowledge that any such notice has been threatened in writing;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability on the part of any Group Member under, any applicable Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any Property in violation of, or in a manner that would reasonably be expected to give rise to liability on the part of any Group Member under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Responsible Officer of the Borrowers’ Agent, threatened in writing, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no Release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of any applicable Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the five-year period prior to the date on which this representation is made or deemed made on the date of any extension of credit been in compliance, with all applicable Environmental Laws; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, written certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the this Agreement or the other Loan Documents, taken as a whole with all other certificates, documents and written statements furnished prior to or substantially contemporaneously therewith, contained, as of the date such statement, information, written document or written certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact known to the Borrowers’ Agent and necessary to make the statements contained herein or therein, in light of the circumstances under which they were or will be made not misleading; provided that, with respect to projections and pro forma financial information contained in the materials referenced above the Borrowers represent only that such information was prepared in good faith based upon estimates and assumptions believed by management of the Borrowers’ Agent to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date, the Borrowers have disclosed to the Lenders all facts known to them that would reasonably be expected to have a Material Adverse Effect.

4.19 Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will, to the extent required therein, be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest under the New York UCC in the Collateral described therein. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement constituting certificated securities (as defined in the New York UCC), when such certificated securities are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement executed in blank), the security interest created under the Guarantee and Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Pledged Stock, prior and superior in right to any other Person, to the extent that such security interest can be perfected under the New York UCC. In the case of the other Collateral described in the Guarantee and Collateral Agreement, when uniform commercial code financing statements in appropriate form are filed in the applicable offices, the security interest created under the Guarantee and Collateral Agreement shall constitute a fully perfected security interest in all right, title and interest of the Loan Parties in such Collateral to the extent perfection can be obtained by filing uniform commercial code financing statements, prior and superior to the rights of any other Person (except for rights secured by Liens permitted by Section 7.3).

(b) Each of the Mortgages, upon execution and delivery thereof by the parties thereto, will be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages are filed in the jurisdictions specified therein, each such Mortgage shall constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, in each case prior and superior to the rights of any other Person (except for rights secured by Liens permitted by Section 7.3). Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the MLP or any of its Restricted Subsidiaries that has a value, in the reasonable opinion of the MLP, in excess of $10,000,000.

4.20 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and as of the date of each other extension of credit hereunder after, in each case, the application of the proceeds of such Loans, and after giving effect to the rights of subrogation and contribution under the Guarantee and Collateral Agreement and otherwise, the MLP and its Restricted Subsidiaries, taken as a whole and on a consolidated basis, will be Solvent.

4.21 Certain Documents. As of the Closing Date, the Borrowers’ Agent has delivered to the Administrative Agent a complete and correct copy of the Transaction Documentation, including any amendments, supplements or modifications with respect to any of the foregoing, except for any such amendments, supplements or modifications which are not material and adverse to the interests of the Lenders.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrowers and each Person listed on Schedule 1.1A, and (ii) the Guarantee and Collateral Agreement, executed and delivered by the MLP and each Restricted Subsidiary that is not an Excluded Subsidiary.

(b) Transactions, etc. The following transactions shall have been consummated, in each case, on terms and conditions reasonably satisfactory to the Lenders:

(i) (A) the Parent shall have transferred 65% of the Capital Stock of Haverhill and Middletown to the MLP; and (B) the MLP shall have consummated its registered initial public offering (“IPO”) or shall consummate the IPO substantially simultaneously with the closing of the Revolving Facility and the IPO shall have generated gross proceeds to the MLP of not less than $256,500,000;

(ii) the MLP shall have received at least $150,000,000 in gross cash proceeds from the issuance of the Senior Notes.

(c) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the MLP for the 2009, 2010 and 2011 Fiscal Years and (iii) unaudited interim consolidated financial statements of the MLP for the nine-month period ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this Section 5.1(c) as to which such financial statements are available. In addition, the MLP shall have delivered a Compliance Certificate demonstrating compliance on a Pro Forma Basis with the covenants set forth in Section 7.1, calculated as of the last day of the most recently ended fiscal quarter of the MLP for which financial statements have been delivered pursuant to clause (iii) above, in each case after giving effect to the consummation of the Transactions as if such Transactions has occurred on the first day of such period.

(d) Projections. The Lenders shall have received reasonably satisfactory Projections through 2017.

(e) Approvals. All governmental and third party approvals necessary in connection with the Transactions, the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing contemplated hereby.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties, except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(g) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the MLP to the Administrative Agent on or before the Closing Date.

(h) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party (to the extent such jurisdiction provides such certifications), and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization (to the extent such jurisdiction issues such certificates).

(i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, in each case in form and substance reasonably satisfactory to the Administrative Agent:

(i) the legal opinion of Vinson & Elkins L.L.P., counsel to the MLP and its Subsidiaries; and

(ii) the legal opinion of local counsel in Ohio and of such other special and local counsel as may be reasonably requested by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock (to the extent such shares are certificated) pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(l) Mortgages, etc.

(i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto. In any jurisdiction which requires the payment of mortgage recording tax, the maximum amount secured by any Mortgage shall be subject to the reasonable approval of the Administrative Agent, not to exceed the value of the property (together with improvements).

(ii) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company selected by the mortgagor, and reasonably acceptable to the Administrative Agent issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, either aerial surveys, so-called “Express Maps” or maps or plats of an as-built survey, in each case which may show the general outlines or contours of material buildings and improvements without the necessity for specific heights, dimensions or additional building details of such buildings and improvements and are sufficient for the Title Insurance Company to remove the survey exception from the respective policy, of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor or equivalent licensed professional authorized to perform such work under local law reasonably satisfactory to the Administrative Agent and the Title Insurance Company (except in the case of Express Maps, which shall be performed in accordance with customary industry practice but shall not be certified); provided however that any such surveys may be delivered within 45 days of the Closing Date.

(iii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or a marked up unconditional binder for such insurance, with a maximum amount of liability not in excess of the Revolving Commitments and reasonably allocated among the Mortgaged Properties, subject to all Liens permitted by Section 7.3 and otherwise in each case in form and substance reasonably satisfactory to the Administrative Agent, subject to the provisions of subsection (ii) above and the further provisions hereof (individually, a “Policy”, and collectively, the “Policies”). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such Policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid. Notwithstanding the foregoing, (A) with respect to all such policies, in any case where a zoning endorsement would otherwise be requested by the Administrative Agent and the cost of same is a percentage of the base title premium or otherwise more than a nominal amount, the Administrative Agent will reasonably consider Borrower’s reasonable requests that Administrative Agent accept a zoning report from a nationally recognized provider and/or a zoning opinion as may be reasonably requested by the Administrative Agent, and (B) with respect to all other endorsements which Administrative Agent may reasonably request and which are charged as a percentage of the base title premium, the Administrative Agent will reasonably consider Borrower’s reasonable requests for alternative and less expensive forms of assurance or protection or for elimination of such request entirely.

(iv) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage (except that flood insurance shall be required only with respect to such portions of such real property which are improved with buildings and improvements of a substantial nature which are material to the conduct of the business presently being conducted thereon, or as to which the Administrative Agent is required by law to require such flood insurance ), (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the MLP has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above, and a copy of all other material documents affecting the Mortgaged Properties reasonably requested by the Administrative Agent.

(m) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 4.03(i) of the Guarantee and Collateral Agreement.

(n) Patriot Act. To the extent requested by a Lender at least 5 days prior to the Closing Date, the Borrower shall have provided to such Lender all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent (a) any such representations and warranties relate, by their terms, to a specific date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specific date and (b) any such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Notice. In the case of the borrowing of a Revolving Loan, the Administrative Agent shall have received a borrowing notice as required by Section 2.2 or, in the case of the issuance of a Letter of Credit, the Issuing Lender shall have received a notice requesting the issuance of such Letter of Credit as required by Section 3.2.

Each borrowing by, and issuance of a Letter of Credit on behalf of, the MLP hereunder shall constitute a representation and warranty by the MLP as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6

AFFIRMATIVE COVENANTS

The Borrowers hereby agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrowers shall and shall cause each of their respective Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the MLP and its consolidated Subsidiaries as of the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing (it being understood that the report referred to in this sentence is the report with respect to the MLP’s audited financial statements and not any report with respect to the effectiveness of the MLP’s internal controls over financial reporting); and

(b) not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited consolidated balance sheet of the MLP and its consolidated Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and of cash flows for such Fiscal Quarter and the portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding previous Fiscal Quarter and corresponding portion of the MLP’s previous Fiscal Year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be fairly stated in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed therein) consistently throughout the periods reflected therein. Any documents required to be delivered pursuant to subsection (a) or (b) above or Section 6.2(d) or 6.2(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the MLP posts such documents, or provides a link thereto, on the MLP’s website on the internet at the following website address: www.sxcpartners.com; or (ii) on which such documents are posted on the MLP’s behalf on

IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party or SEC website or whether sponsored by the Administrative Agent; provided that the MLP shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents to the extent any Lender or the Administrative Agent reasonably demonstrates that it cannot access or obtain such documents.

6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender:

(a) to the extent consistent with the internal policies of the independent public accountants reporting on the financial statements referred to in Section 6.1(a), concurrently with the delivery of such financial statements, a certificate of such independent certified public accountants (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretation) stating that in making the examination necessary for such report no knowledge was obtained of any Default or Event of Default pursuant to Section 7.1, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the financial covenants contained herein as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be, and (iii) in the case of annual financial statements, to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party and (2) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (b) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 60 days after the end of each Fiscal Year, a detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of the MLP and its Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow and projected income and a reasonable description of the underlying assumptions applicable thereto), and, promptly when available, significant revisions, if any, of such budget with respect to such Fiscal Year (collectively, the “Projections”);

(d) within 45 days after the end of each Fiscal Quarter (or 90 days, in the case of the fourth Fiscal Quarter of each Fiscal Year), a narrative discussion and analysis of the financial condition and results of operations of the MLP and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, together with a summary comparison of the portion of the Projections covering such periods and of the comparable periods of the previous year;

(e) within 10 Business Days (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) after the same are sent, copies of all financial statements and material reports that the MLP sends to the holders of any class of its debt securities or public equity securities and, within 10 Business Days (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) after the same are filed, copies of all financial statements and reports that the MLP may make to, or file with, the SEC;

(f) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Group Member requests with respect to any Multiemployer Plan; provided, that if the relevant Group Members have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall, to the extent and at the times permitted by Sections 101(k) and 101(l) of ERISA, promptly make a request for such documents or notices from such administrator or sponsor and the MLP shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(g) promptly, such additional available information regarding the business or financial condition of the Group Members (not otherwise required to be delivered to the Administrative Agent or any Lender under any Loan Document) as the Administrative Agent, or any Lender acting through the Administrative Agent, may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy (or renew or extend) at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) to the extent that any such failure to so pay, discharge or satisfy would not be reasonably expected to have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action required to maintain all rights, privileges and franchises required in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and Section 7.5 and except, in the case of clause (ii) above, to the extent that any other failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all property in its business in good working order and condition (ordinary wear and tear excepted) except for any failures to maintain such property that would not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries which are full, true and correct in all material respects and in conformity with GAAP and all applicable material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its material properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable prior written notice delivered to the Borrowers’ Agent and as often as may reasonably be desired and to discuss the business, operations, properties and financial condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountant; provided, however, that all such inspections shall be coordinated by the Lenders and the Administrative Agent, and by the Administrative Agent with the Borrowers’ Agent in order to minimize disruption of the Group Members’ business, and so long as no Event of Default has occurred and is continuing, such inspections shall be limited to two per Fiscal Year.

6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default upon any Responsible Officer obtaining knowledge thereof;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member which would reasonably be expected to have a Material Adverse Effect, (ii) litigation, investigation or proceeding of or before any arbitrator or Governmental Authority by or against any Group Member in which there is a reasonable expectation of a determination adverse to such Group Member that would reasonably be expected to have a Material Adverse Effect or (iii) any early termination of, or force majeure event under, any coke sales agreements and energy sales agreements with AK Steel or ArcelorMittal (solely in the case of any force majeure event, to the extent such force majeure event would reasonably be expected to continue for a period of two weeks or more);

(c) the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events and/or Foreign Plan Events that have occurred, could reasonably be expected to result in liability of any Group Member or any ERISA Affiliate in an aggregate amount exceeding the Threshold Amount, as soon as possible and in any event within 10 days after the MLP knows or has reason to know thereof; and

(d) any other development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Comply in all material respects with all applicable Environmental Laws, and obtain and comply with, in all material respects and maintain any and all licenses, approvals, notifications, registrations or permits materially required to be obtained and maintained by any Group Member by applicable Environmental Laws.

(b) Except as otherwise could not reasonably be expected to have a Material Adverse Effect, conduct and complete all investigations and all remedial, removal and other actions in respect of any Materials of Environmental Concern required to be conducted or completed by any Group Member under Environmental Laws and promptly comply in with all lawful orders and directives of all Governmental Authorities applicable to any Group Member regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings.

6.9 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (v) real property, (w) Excluded Collateral, (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3(e) and (z) as otherwise set forth in the Security Documents) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, within thirty (30) days of the acquisition thereof (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably requests to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably requested by the Administrative Agent to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest (to the extent and with the priority required by the Guarantee and Collateral Agreement in such property), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof and any related mineral rights owned by any Loan Party intended to be accessed through such real property) of at least $10,000,000 (as determined at the time of acquisition) acquired after the Closing Date by any Loan Party (other than (x) Excluded Collateral, (y) any such real property subject to a Lien expressly permitted by Section 7.3(e) and (z) as otherwise set forth in the Security Documents), deliver, or cause to be delivered, within forty-five (45) days after the acquisition of such real property (or such longer period as the Administrative Agent, in its sole discretion, shall agree to), to the extent the same would be required under Section 5.1(l) if such real property were owned by a Loan Party on the Closing Date, (i) a fully executed Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property (with a maximum value not to exceed the cost of acquisition (excluding the value of any such mineral rights) in any jurisdiction in which a mortgage recording tax is payable), subject to Liens as permitted pursuant to Section 7.3, (ii) provide the Administrative Agent with title and extended coverage insurance covering such real property in an amount not in excess of the existing Revolving Commitments at the time of acquisition, subject to the same general provisions as contained in Section 5.1(l)(iii), as well as a current survey thereof together with a surveyor’s certificate (if applicable) in form and substance reasonably satisfactory to the Administrative Agent, subject to the same general provisions of

Section 5.1(l)(ii); provided, however, that the survey requirements of this Section 6.9(b) may be satisfied by a customary “no change” affidavit with respect to any pre-existing or newly commissioned survey obtained in connection with such acquisition (if acceptable for survey coverage), and (iii) if requested by the Administrative Agent, legal opinions relating only to the validity and enforceability (but not the priority) of the Lien of such Mortgage, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, if the fee interest in such real property shall be acquired without a title policy and/or survey which would otherwise meet the foregoing requirements of this Section 6.9(b), then the title policy and/or survey requirements of this Section 6.9(b) shall be limited to that portion of such fee interest which comprises the most valuable real property as used in or material to the business currently conducted thereon at the time of the delivery in question, as reasonably determined by the Administrative Agent; provided however that with respect to the remainder of the fee interest in such property, the title company shall certify only that the mortgagor is the owner of record based on recorded deeds with respect to such real property, subject to all matters of record, all title defects, and all standard exclusions and exceptions; provided however that, other than property otherwise excluded in this Section 6.9, no more than $25,000,000 in value as determined at the time of the relevant acquisition (together with improvements thereof and any related mineral rights owned by any Loan Party intended to be accessed through such real property) of real property shall be excluded as Collateral under this clause (b).

(c) With respect to any new Restricted Subsidiary created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (c), shall include any existing Restricted Subsidiary that ceases to be an Excluded Subsidiary), within thirty (30) days of such creation or acquisition (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) (i) unless such Restricted Subsidiary is a Foreign Subsidiary, execute and deliver to the Administrative Agent such amendments or supplements to the Guarantee and Collateral Agreement as the Administrative Agent reasonably requests to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest (to the extent and with the priority required by the Guarantee and Collateral Agreement) in the Capital Stock of such new Restricted Subsidiary that is owned by any Loan Party, (ii) unless such Restricted Subsidiary is a Foreign Subsidiary, deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) unless such Restricted Subsidiary is an Excluded Subsidiary, cause such new Restricted Subsidiary (A) to become a party to (1) this Agreement as a “Borrower” and (2) the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected security interest (to the extent and with the priority required by the Guarantee and Collateral Agreement) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Restricted Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Restricted Subsidiary that is a Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Subsidiary), within thirty (30) days of such creation or acquisition (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) (i) execute and deliver to the Administrative Agent such amendments or supplements to the Guarantee and Collateral Agreement as the Administrative Agent reasonably requests to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest (to the extent and with the priority required by the Guarantee and Collateral Agreement) in the Capital Stock of such new Subsidiary that is directly owned by any Loan Party, provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged, (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) Notwithstanding anything contained in any Loan Document to the contrary, (i) no Group Member shall be required to take any action in any jurisdiction to create any security interest in assets located or titled outside of the United States (or any political subdivision thereof) or to perfect any security interests in such assets, (ii) no Group Member shall be required to enter into any security agreement governed by the laws of any jurisdiction other than the United States (or any political subdivision thereof) and (iii) no Group Member shall be required to enter into any account control agreements with respect to deposit or securities accounts or take any other steps to perfect any security interest in such accounts or cash or cash equivalents.

6.10 Payment of Taxes. The Borrowers will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Borrowers or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that none of the Borrowers or any of the Restricted Subsidiaries shall be required to pay any such tax, assessment, charge or levy which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or which would not reasonably be expected to constitute a Material Adverse Effect.

6.11 Designation of Subsidiaries.

(a) Subject to Section 6.11(b) below, the board of directors of the General Partner may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the MLP therein at the date of designation in an amount equal to the Fair Market Value of the MLP’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b) The MLP may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless:

(i) the MLP shall be in compliance on a Pro Forma Basis with the covenants set forth in Section 7.1, calculated as of the last day of the most recently ended fiscal quarter of the MLP for which financial statements have been delivered pursuant to Section 6.1;

(ii) no Default or Event of Default exists or would result therefrom; and

(iii) in the case of clause (x) only, (A) the Subsidiary to be so designated does not (directly, or indirectly through its Subsidiaries) own any Capital Stock or own or hold any Lien on any property of the MLP or any Restricted Subsidiary, and (B) to the extent any Indebtedness of the Subsidiary is not Non-Recourse Debt, any guarantee thereof by the MLP or any Restricted Subsidiary is permitted under Sections 7.2 and 7.8.

SECTION 7

NEGATIVE COVENANTS

The Borrowers hereby agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, no Borrower shall, and no Borrower shall permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters (i) commencing with the Fiscal Quarter ending March 31, 2013 and ending with the Fiscal Quarter ending December 31, 2014, to exceed 4.00 to 1.00 and (ii) commencing with the Fiscal Quarter ending March 31, 2015 and every Fiscal Quarter thereafter, to exceed 3.75 to 1.00; provided, however, that during a Specified Acquisition Period, the Consolidated Leverage Ratio shall not exceed (x) during the period commencing with the Fiscal Quarter ending March 31, 2013 and ending with the Fiscal Quarter ending December 31, 2014, 4.50 to 1.00 and (y) during the period commencing with the Fiscal Quarter ending March 31, 2015 and every Fiscal Quarter thereafter, 4.25 to 1.00.

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio determined as of the last day of any period of four consecutive Fiscal Quarters commencing with the Fiscal Quarter ending March 31, 2013, to be less than 2.50 to 1.00.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the MLP or any Restricted Subsidiary to the MLP or any Restricted Subsidiary; provided that (x) Indebtedness owed by any Restricted Subsidiary that is not a Loan Party to the MLP, any Borrower or any Guarantor shall be subject to Section 7.8 and (y) Indebtedness owed by a Loan Party to any Restricted Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations;

(c) Guarantee Obligations by (i) the MLP or any Restricted Subsidiary of Indebtedness of the MLP or any Restricted Subsidiary; provided that guarantees by the MLP, any Borrower or any Guarantor of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 7.8; and (ii) the MLP or any Restricted Subsidiary pursuant to or contemplated by the Transaction Documentation;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any Permitted Refinancing thereof;

(e) Indebtedness of the MLP or any Restricted Subsidiary incurred in connection with any Sale and Leaseback Transaction provided that the amount of the Capital Lease Obligations outstanding at any time in connection with such Sale and Leaseback Transactions shall not exceed the greater of (A) $20,000,000 and (B) 2.0% of Consolidated Net Tangible Assets (determined at the time of incurrence) and in each case any Permitted Refinancing thereof;

(f) (i) Indebtedness of the MLP and FinCo in respect of the Senior Notes in an aggregate principal amount not to exceed $150,000,000 and (ii) Guarantee Obligations of any other Borrower or Subsidiary Guarantor in respect of such Indebtedness;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(h) Indebtedness of the MLP or any Restricted Subsidiary consisting of the financing of insurance premiums;

(i) Indebtedness arising from agreements of the MLP or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;

(j) (i) Indebtedness of any Person in existence on the date such Person becomes a Restricted Subsidiary as a result of an acquisition by the MLP or any Restricted Subsidiary or (ii) Indebtedness of the MLP or any Restricted Subsidiary incurred to finance the acquisition, construction, development, design or improvement of any assets (real or personal), including Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations, Disqualified Equity Interests, synthetic lease obligations and any Indebtedness assumed in connection with the acquisition of any such assets (real or personal) or secured by a Lien on any such assets before the acquisition thereof; and any Permitted Refinancing thereof; provided that the aggregate principal amount of Indebtedness outstanding at any time and permitted by this clause (j) shall not exceed the greater of $110,000,000 and 12% of Consolidated Net Tangible Assets (determined at the time of incurrence), and in each case, any Permitted Refinancing thereof;

(k) (i) Acquired Debt or (ii) Indebtedness incurred to finance an acquisition of Persons that are acquired by the MLP or any Restricted Subsidiary or merged into the MLP or a Restricted Subsidiary in accordance with the terms hereof, provided that, (x) in the case of Indebtedness incurred under clause (ii) of this Section 7.2(k), after giving effect to such acquisition and the Incurrence thereof (1) the Consolidated Leverage Ratio, calculated on a Pro Forma Basis, shall be equal to or less than the applicable Consolidated Leverage Ratio (including, if such acquisition would result in the occurrence of a Specified Acquisition Period, any adjustments in the Consolidated Leverage Ratio resulting from the occurrence of such Specified Acquisition Period) for the most recently ended Test Period set forth in Section 7.1(a) minus 0.25 (e.g., 4.00 shall be reduced to 3.75), (y) in the case of Indebtedness incurred under clause (i), such Indebtedness shall not be secured unless the Consolidated Senior Secured Debt Ratio, calculated on a Pro Forma Basis, would be no greater than 1.50 to 1.00 for the most recently ended Test Period and (z) in the case of Indebtedness incurred under clause (i) or (ii) of this Section 7.2(k) (1) the MLP is in compliance with Section 7.1 on a Pro Forma Basis and (2) no Event of Default shall have occurred and be continuing or would result therefrom and in each case, any Permitted Refinancing thereof;

(l) Subordinated Debt in an aggregate principal amount not to exceed at any one time outstanding $25,000,000;

(m) [reserved];

(n) Indebtedness of the MLP or any Restricted Subsidiary in connection with one or more standby or trade-related letters of credit, performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, workers’ compensation claims, health or other types of social security benefits, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by the MLP or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and in each case not in connection with the borrowing of money or the obtaining of advances;

(o) Hedging Agreements of the MLP or any Restricted Subsidiary not entered into for speculation;

(p) the incurrence by the MLP or Restricted Subsidiaries of liability in respect of Indebtedness of any Unrestricted Subsidiary of the MLP or any a partnership or joint venture that is not a Restricted Subsidiary, but only to the extent that such liability is the result of the MLP’s or any such Restricted Subsidiary’s being a general partner or member of, or owner of an equity interest in, such Unrestricted Subsidiary or partnership or joint venture and not as guarantor of such Indebtedness, not to exceed at any one time outstanding $25,000,000;

(q) additional Indebtedness of the MLP or any of its Restricted Subsidiaries in an aggregate principal amount (for the MLP and all Restricted Subsidiaries) not to exceed the greater of (A) $50,000,000 and (B) 5.0% of Consolidated Net Tangible Assets (determined at the time of incurrence) at any time outstanding and any Permitted Refinancing thereof; and

(r) other Indebtedness of the MLP and its Restricted Subsidiaries so long as: (i) at the time of the incurrence or issuance of such Indebtedness, no Event of Default shall have occurred and be continuing or would result therefrom, (ii) the MLP is in compliance with Section 7.1 on a Pro Forma Basis after giving effect to such incurrence; provided that the Consolidated Leverage Ratio, calculated on a Pro Forma Basis, shall be equal to or less than the applicable Consolidated Leverage Ratio (including, if such Indebtedness is incurred in connection with any acquisition that would result in the occurrence of a Specified Acquisition Period, any adjustments in the Consolidated Leverage Ratio resulting from the occurrence of such Specified Acquisition Period) for the most recently ended Test Period set forth in Section 7.1(a) minus 0.25 (e.g., 4.00 shall be reduced to 3.75), (iii) such Indebtedness shall not mature nor have any scheduled amortization prior to the date that is one year after the Revolving Termination Date and (iv) the terms of the documentation for such Indebtedness do not require the MLP or any of its Restricted Subsidiaries to repurchase, repay or redeem such Indebtedness (or make an offer to do any of the foregoing) upon the happening of any event (other than as a result of an event of default thereunder or pursuant to customary “change of control” provisions or asset sale offers) prior to the Revolving Termination Date or subject to the payment in full of the Obligations.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the MLP or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b) Transaction Liens;

(c) Permitted Liens;

(d) any Lien on any property of the MLP or any Restricted Subsidiary existing on the date hereof and listed in Schedule 7.3 and any modifications, replacements, renewals or extensions thereof; provided that the Lien does not (x) extend to any additional property or (y) secure any additional obligations, in each case, other than the initial property so subject to such Lien and the Indebtedness and other obligations originally so secured, and any modifications, replacements, renewals, extensions or refinancings thereof permitted hereunder;

(e) Liens on assets acquired, constructed, developed, designed or improved by the MLP or any Restricted Subsidiary; provided that (A) the Indebtedness secured by such Liens is permitted by Section 7.2(j), and (B) such Liens will only apply to such assets (plus additions, accessions, replacements to or of such assets);

(f) Liens securing Indebtedness permitted by Section 7.2(e) or (j)(ii); provided that any such Lien is not extended to cover any other property or assets of the MLP or any Restricted Subsidiary (except additions, accessions, replacement and improvements to or of the property or assets subject to such Lien), except to the extent such extended Lien is permitted to be incurred under any other clause of this Section 7.3;

(g) any Lien granted in favor of the Swing line Lender or any Issuing Bank pursuant to arrangements designed to eliminate such Swing line Lender’s or Issuing Bank’s risk with respect to any Defaulting Lender’s or Defaulting Lenders’ participation in Swing line Loans or Letters of Credit, respectively, as contemplated by Section 2.20;

(h) Liens securing Indebtedness or other obligations of the MLP or a Restricted Subsidiary to a Loan Party;

(i) Liens on Capital Stock of any Unrestricted Subsidiary;

(j) Liens securing obligations under Hedging Agreements of the MLP or any Restricted Subsidiary permitted under Section 7.2(o) and deposits and margin payments made in connection therewith, provided that the aggregate amount of such deposits and margin payments at any time shall not exceed $10,000,000;

(k) [reserved];

(l) Liens incurred in connection with Sale and Leaseback Transactions permitted under Section 7.2(e);

(m) Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of the MLP, provided such Liens were not created in contemplation thereof and do not extend to any other property of the MLP or any Restricted Subsidiary (except additions, accessions, replacements and improvements to or of the property or assets subject to such Lien), except to the extent such extended Lien is Permitted to be incurred under any other clause of this Section 7.3;

(n) Liens not otherwise permitted by this Section 7.3 so long as the aggregate outstanding principal amount of the obligations secured thereby (for the MLP and all Restricted Subsidiaries) do not exceed the greater of (A) $50,000,000 and (B) 5.0% of Consolidated Net Tangible Assets at any time outstanding (determined at the time of incurrence), which Liens, if secured by Collateral, may be equal and ratable with or junior to the Transaction Liens; provided that in the event that such Liens are secured by Collateral, such Liens are subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent; and

(o) Liens pursuant to or contemplated by the Transaction Documentation in effect on the Closing Date, and as amended or modified thereafter on terms that are not materially less favorable to the MLP and its Restricted Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documentation.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Restricted Subsidiary of the MLP may be merged or consolidated with or into the MLP (provided that the MLP shall be the continuing or surviving Person) or with or into any other Restricted Subsidiary (provided that if either Restricted Subsidiary was a (i) Subsidiary Guarantor the surviving or continuing Person shall be a Guarantor and (ii) Borrower the surviving or continuing Person shall be a Borrower);

(b) any Restricted Subsidiary of the MLP may Dispose of any or all of its assets pursuant to a Disposition permitted by Section 7.5;

(c) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and

(d) any Subsidiary (except a Borrower or a Guarantor) may liquidate or dissolve if (i) the MLP determines in good faith that such liquidation or dissolution is in the best interests of the MLP and is not materially disadvantageous to the Lenders and (ii) no Default or Event of Default shall then exist.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares or other equity interest of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) Dispositions of inventory, used, obsolete or surplus equipment or reserves, Dispositions related to the burn-off of mines, Dispositions of surface rights and termination of Mining Leases after the completion of mining and reclamation and termination or abandonment of water rights no longer needed for mining;

(b) Dispositions of cash or Cash Equivalents in any manner not otherwise prohibited by this Agreement;

(c) Dispositions to the MLP or a Restricted Subsidiary; provided that any such Dispositions to a Restricted Subsidiary that is not a Loan Party shall comply with Section 7.8;

(d) licensing and cross-licensing arrangements involving any technology or other intellectual property of the MLP or any Restricted Subsidiary in the ordinary course of business or consistent with past practice; provided, however, that any such license or cross-license of technology or other intellectual property shall be on a non-exclusive basis;

(e) exchanges of assets of the MLP and its Restricted Subsidiaries (other than cash and Cash Equivalents) for Additional Assets; provided that (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) the aggregate Fair Market Value of assets exchanged (determined at the time of such exchange) does not exceed the greater of $25,000,000 and 2.50% of Consolidated Net Tangible Assets (determined at the time of exchange) over the life of this Agreement and (iii) in the event that in one transaction or series of transactions the Fair Market Value of the assets exceeds $25,000,000, the MLP or the applicable Restricted Subsidiary receives an opinion from a nationally recognized firm demonstrating that the assets so swapped are of reasonably equivalent value;

(f) the sale of assets by the MLP and its Restricted Subsidiaries consisting of leases and subleases of real property solely to the extent that such Real Property is not necessary for the normal conduct of operations of the MLP and its Restricted Subsidiaries;

(g) Dispositions permitted under Section 7.3, Section 7.4 (other than 7.4(b)), Section 7.6, Section 7.8 or Section 7.11;

(h) the unwinding of any Hedging Agreements;

(i) the surrender, modification, release or waiver of contract rights (including under leases, subleases and licenses of real property) or the settlement, release, modification, waiver or surrender of contract, tort or other claims of any kind;

(j) the issuance of Disqualified Capital Stock or preferred stock permitted under Section 7.2;

(k) the issuance of Capital Stock in any Restricted Subsidiary to the extent consisting of directors’ qualifying shares or shares required by applicable law to be held by a Person other than the MLP or a Restricted Subsidiary;

(l) the sale or discounting of receivables by the MLP or a Restricted Subsidiary in the ordinary course of business and not as part of a financing transaction;

(m) the disposition of any asset in connection with a Sale and Leaseback Transaction permitted under Section 7.2(e);

(n) the issuance or sale of Capital Stock by a Restricted Subsidiary to the MLP or to another Restricted Subsidiary;

(o) [reserved];

(p) Dispositions with an aggregate Fair Market Value not exceeding the greater of $75,000,000 and 8.5% of Consolidated Net Tangible Assets (determined at the time of Disposition) over the life of this Agreement; provided that (i) any Disposition or related series of Dispositions made pursuant to this clause shall be made for Fair Market Value and for consideration comprising at least 75% cash and Cash Equivalents, (ii) no Event of Default has occurred and is continuing or would result therefrom, (iii) the MLP is in compliance with Section 7.1 on a Pro Forma Basis after giving effect to such Disposition and (iv) the Net Cash Proceeds thereof are applied as required by Section 2.8(b);

(q) any Disposition in a transaction or series of related transactions of assets with a Fair Market Value of less than $5,000,000; and

(r) any Disposition pursuant to or contemplated by (i) the Collections Agreements as in effect on the Closing Date or (ii) the Transaction Documentation as in effect on the Closing Date, and as amended or modified thereafter on terms that are not materially less favorable to the MLP and its Restricted Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documentation.

7.6 Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment except:

(a) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, thereof if, at the date of declaration or notice, such payment would be permitted under this Section 7.6;

(b) dividends or distributions by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis or on a basis more favorable to the MLP or any other Restricted Subsidiary;

(c) the defeasance, redemption, repurchase or other acquisition or retirement for value of Subordinated Debt with the Net Cash Proceeds from a substantially concurrent (with any offering within 45 days deemed as substantially concurrent) (x) incurrence of Subordinated Debt or (y) offering of Qualified Capital Stock or contribution of common equity of the MLP or any Restricted Subsidiary;

(d) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the MLP may (i) redeem, repurchase or otherwise acquire or retire for value its Capital Stock or (ii) pay, settle, exercise, redeem, repurchase, or exchange any other award constituting a Restricted Payment, in the case of clauses (i) and (ii), that is held or received by current or former officers, directors or employees (or their estates or beneficiaries under their estates or their immediate family members), of the General Partner and the MLP or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, equity plan, equity option agreement, unitholders’ agreement, incentive plan or similar agreement under which such Capital Stock was issued or such award made; provided that the aggregate cash consideration paid therefor in any calendar year after the Closing Date does not exceed an aggregate amount of $2,500,000 (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years);

(e) the repurchase of Capital Stock deemed to occur upon the exercise of units or other equity options to the extent such Capital Stock represents a portion of the exercise price of those units or other equity options and any repurchase or other acquisition of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of equity options, warrants, incentives or other rights to acquire Capital Stock;

(f) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the MLP or any preferred stock of any Restricted Subsidiary issued on or after the Closing Date;

(g) payments of cash, dividends, distributions, advances or other Restricted Payments by the MLP or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional units upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(h) payments to the General Partner constituting reimbursement for expenses it incurs, or payments it makes on behalf of the Group Members, in each case, in accordance with the Partnership Agreement as in effect on the Closing Date and as it may be amended or replaced thereafter, provided that any such amendment or replacement is not materially less favorable to the MLP in any material respect than the agreement prior to such amendment or replacement; and

(i) the MLP may declare and make distributions on its Capital Stock from Operating Surplus as defined in the Partnership Agreement and the MLP may redeem or repurchase its Capital Stock to the extent such distributions, redemptions and repurchases, when taken together with all other distributions, redemptions and repurchases made pursuant to this Section 7.6(i) since the Closing Date, do not exceed, in the aggregate, Operating Surplus (as defined in the Partnership Agreement) as of the end of the immediately preceding fiscal quarter and are made in accordance with the Partnership Agreement, provided, that at the time each such distribution, redemption or repurchase is made, no Default that could become an Event of Default pursuant to Section 8.01(f) and no Event of Default exists or would result therefrom;

(j) Restricted Payments made on (or within a reasonable time period after) the Closing Date disclosed to the Administrative Agent and reasonably necessary to consummate the Transactions; and

(k) any payments in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Agreement or by the Senior Note Indenture, in an amount not to exceed $10,000,000 in the aggregate after the Closing Date.

7.7 [Reserved].

7.8 Investments. Make any Investments, except:

(a) Cash Equivalents;

(b) Investments existing on the date hereof and listed on Schedule 7.8;

(c) Investments in Loan Parties (including any Person that becomes a Loan Party immediately after giving effect to and as a result of such Investment) and Investments by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party;

(d) Investments received as non-cash consideration in a Disposition made pursuant to and in compliance with Section 7.5;

(e) any Investment acquired in exchange for Qualified Capital Stock of the MLP;

(f) (i) receivables owing to the MLP or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or bankruptcy or reorganization of another Person, or in satisfaction claims and judgments and (iv) any Investment as a result of a foreclosure by the MLP or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Investments made pursuant to surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and similar obligations permitted under this Agreement;

(h) payroll, travel and other loans or advances to, or Guarantee Obligations issued to support the obligations of, current or former officers, managers, directors, consultants and employees of the General Partner, the MLP or any Restricted Subsidiary, in each case in the ordinary course of business or consistent with past practice in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(i) Investments in Permitted Businesses, Unrestricted Subsidiaries and joint ventures in an aggregate outstanding amount, taken together with all other Investments made in reliance on this clause (i), not to exceed the greater of (i) $125,000,000 and (ii) 14.0% of Consolidated Net Tangible Assets (determined at the time of such Investment); provided, however, that if any Investment pursuant to this clause (i) is made in a Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (c) above and shall cease to have been made pursuant to this clause (i) for so long as such Person continues to be a Loan Party;

(j) extensions of credit to customers, suppliers and joint venture partners in the ordinary course of business;

(k) Investments consisting of purchases and acquisitions, in the ordinary course of business, of inventory, supplies, material or equipment or the licensing or contribution from any other Person of intellectual property;

(l) [reserved];

(m) Hedging Agreements of the MLP or any Restricted Subsidiary not entered into for speculation and deposits and margin payments made in connection herewith;

(n) Investments resulting from pledges and deposits permitted under the definition of “Permitted Liens”;

(o) Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations under any Mining Law or Environmental Law or with respect to workers’ compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms);

(p) any Investments owned by a Person at the time it is acquired by the MLP or a Restricted Subsidiary to the extent not made in contemplation of such acquisition;

(q) (i) Guarantee Obligations issued in accordance with Section 7.2 and (ii) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course of business or consistent with past practice;

(r) [reserved];

(s) Investments pursuant to or contemplated by any contractual obligations in respect of the Transaction Documentation as in effect on the Closing Date, and as amended or modified thereafter on terms that are not materially less favorable to the MLP and its Restricted Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documentation;

(t) [reserved];

(u) any Investment acquired as a capital contribution to the MLP or any Restricted Subsidiary, or made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of Qualified Capital Stock of the MLP; and

(v) other Investments in an aggregate outstanding amount not to exceed at the time made the greater of (i) $75,000,000 and (ii) 8.5% of Consolidated Net Tangible Assets determined at such date so long as: (A) immediately before and after giving Pro Forma Basis effect to any such Investment, no Event of Default shall have occurred and be continuing and (B) the sum of (1) the aggregate amount of the aggregate Available Revolving Commitments at such time (after giving effect to the making of such Investment and any financing thereof) and (2) the aggregate amount of cash and Cash Equivalents of the Loan Parties (in each case, free and clear of all Liens, other than (i) involuntary or inchoate Liens, (ii) Liens securing the Obligations and (iii) Liens permitted under Section 7.3
(n) that are unperfected, junior to or pari passu with the Liens securing the Obligations and subject to an intercreditor agreement with the Administrative Agent) included in the consolidated balance sheet of the Loan Parties as of such date shall equal or exceed $50,000,000.

7.9 Modifications of Certain Debt Instruments. Amend, modify, waive or otherwise change in any manner materially adverse to the Lenders any of the terms of any Subordinated Debt (other than intercompany indebtedness) or Indebtedness secured by Liens on the Collateral contractually subordinated to the Transaction Liens without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that nothing in this Section 7.9 shall prohibit the MLP and its Restricted Subsidiaries from consummating a Permitted Refinancing.

7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate involving aggregate consideration in excess of $5,000,000, unless such transaction is (i) otherwise permitted under this Agreement, and (ii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate other than:

(a) transactions among the MLP and the Restricted Subsidiaries;

(b) any Restricted Payment permitted by Section 7.6 and any Investment permitted by Section 7.8;

(c) any issuance of Capital Stock (other than Disqualified Capital Stock) of the MLP;

(d) payments or transactions arising under or contemplated by any contract, agreement, instrument or arrangement in effect on the Closing Date (including, without limitation, the Collections Agreements, the Partnership Agreement, and the Transaction Documentation), and as amended or modified thereafter on terms that are not materially less favorable to the MLP and its Restricted Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documentation;

(e) arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith;

(f) loans or advances to officers, directors or employees of the General Partner, the MLP or its Restricted Subsidiaries in the ordinary course of business or consistent with past practice or guarantees in respect thereof or otherwise made on their behalf (including payment on such guarantees);

(g) the payment of fees, expenses and indemnities to directors, officers, consultants and employees of the General Partner, the MLP and the Restricted Subsidiaries in the ordinary course of business;

(h) the payment of fees and expenses relating to the Transactions on the Closing Date;

(i) transactions with any Affiliate in its capacity as a holder of Indebtedness or Capital Stock of the MLP; provided that such Affiliate is treated the same as other such holders;

(j) transactions for which the MLP or any Restricted Subsidiary, as the case may be, obtains a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the MLP and its Restricted Subsidiaries from a financial point of view; and

(k) transactions with a Person that is an Affiliate of the MLP solely because the MLP owns, directly or through a Restricted Subsidiary, an Investment in, or controls, such Person.

7.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member except for (a) Sale and Leaseback Transactions permitted by Section 7.2(e) or Section 7.2 (j)(ii) and (b) Sale and Leaseback Transactions between or among Loan Parties or between or among Restricted Subsidiaries that are not Loan Parties.

7.12 Changes in Fiscal Periods. Permit the Fiscal Year to end on a day other than December 31 or change the MLP’s method of determining Fiscal Quarters.

7.13 Restrictive Agreements. Directly or indirectly enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (1) the ability of any Loan Party to create or permit to exist any Lien on any of its property or (2) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the MLP or any Restricted Subsidiary; provided that:

(a) the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation, approval, license, permit, order or by any Loan Document, the Transaction Documentation (as in effect on the Closing Date, and as amended or modified thereafter on terms that are not materially less favorable to the MLP and its Restricted Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documentation);

(b) the foregoing shall not apply to restrictions and conditions contained in the Senior Note Indenture, the Senior Notes or any guarantee thereof or any Permitted Refinancing thereof;

(c) the foregoing shall not apply to restrictions and conditions existing on the date hereof, and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing; provided that such restrictions or conditions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Credit Parties than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced (but shall apply to any amendment or modification expanding the scope of), or any extension or renewal of, any such restriction or condition;

(d) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or an asset pending such sale, provided that such restrictions and conditions apply only to the Restricted Subsidiary or such asset that is to be sold and such sale is permitted hereunder;

(e) clause (1) of this Section 7.13 shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness (including Capital Lease Obligations) permitted by this Agreement on property securing such Indebtedness;

(f) the foregoing shall not apply to (i) customary provisions in leases or subleases restricting or prohibiting the assignment and subletting thereof or any restrictions imposed pursuant to Mining Leases and (ii) other customary anti- assignment provisions in contracts entered into;

(g) the foregoing shall not apply to restrictions and conditions existing under any agreements or other instruments of, or with respect to:

(i) any Person, or the property or assets of any Person, at the time the Person, or property or assets of any Person, is acquired by the MLP or any Restricted Subsidiary; or

(ii) any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary, which encumbrances or restrictions (A) are not applicable to any other Person or the property or assets of any other Person and (B) were not put in place in anticipation of such event and any amendments, modifications, restatements, extensions, renewals replacements or refinancings of any of the foregoing, provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Credit Parties than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

(h) the foregoing shall not apply to restrictions on cash or other deposits or net worth imposed by customers, lessors, suppliers or required by insurance surety bonding companies, in each case in the ordinary course of business;

(i) the foregoing shall not apply to restrictions and conditions existing pursuant to any Indebtedness incurred by, or other agreement of, a Foreign Subsidiary or Restricted Subsidiary which is not a Loan Party, which restrictions are customary for a financing or agreement of such type;

(j) the foregoing shall not apply to customary provisions in joint venture, operating or similar agreements; and

(k) the foregoing shall not apply to any restriction or condition existing pursuant to any agreement or instrument related to any Indebtedness permitted to be incurred subsequent to the Closing Date under Section 7.2 if (A) the encumbrance and restrictions contained in any such agreement or instrument are, taken as a whole, no less favorable in any material respect to the Credit Parties than the encumbrances and restrictions contained in this Agreement as in effect as of the Closing Date (as determined in good faith by the MLP) or

(B) such encumbrance or restriction is, taken as a whole, no less favorable in any material respect to the Credit Parties than is customary in comparable financings (as determined in good faith by the MLP) and the MLP determines in good faith that such encumbrance or restriction will not materially affect the MLP’s ability to make principal or interest payments on the notes as and when they become due.

7.14 Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for a Permitted Business.

7.15 Amendments to Transaction Documents. (a) Amend, supplement or otherwise modify the terms and conditions of the Transaction Documentation (other than the Omnibus Agreement) or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect or (b) amend, supplement or otherwise modify Section 8.6 of the Omnibus Agreement.

SECTION 8

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof, or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a)
(with respect to the Borrowers only), Section 6.7(a) or Section 7 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of 30 days after receipt of written notice by the Borrowers’ Agent from the Administrative Agent or the Majority Revolving Lenders thereof; or

(e) any Group Member shall (i) default in making any payment of any principal, interest or other payment of any Material Indebtedness (excluding the Loans) when and as the same shall become due and payable (giving effect to any period of grace), or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its Stated Maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable without such Material Indebtedness having been discharged, or any such default or other event or condition having been cured promptly; provided, that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness; or

(f) (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts generally, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or substantially all of its assets; (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; (iii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (iv) any Group Member (other than an Immaterial Subsidiary) shall take any written action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(g) (i) an ERISA Event and/or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; or (iv) any Group Member or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Group Member or ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, under this 8.1(g), would reasonably be expected to result in liability of any Group Member in an aggregate amount exceeding $50,000,000; or

(h) one or more final judgments or decrees of a court shall be entered against any Group Member (other than an Immaterial Subsidiary) for the payment of money in an aggregate amount (not paid or adequately covered by insurance as to which the relevant insurance company has acknowledged coverage) of the Threshold Amount or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any Lien purported to be created under any of the Security Documents shall cease to be, for any reason, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except (i) as permitted under, or pursuant to the terms of, the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificate (or other certificated security referred to in the Guarantee and Collateral Agreement), promissory note or other instrument delivered to it under the Guarantee and Collateral Agreement; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert, except (i) as permitted under the Loan Documents or (ii) pursuant to the terms of the Loan Documents; or

(k) (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the MLP (including Equity Interests of Restricted Subsidiaries) and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), (ii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above), other than the Parent, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number of shares, units or the like, (iii) the failure of the MLP to own, free of all Liens (other than Transaction Liens), directly or indirectly, 65% of the equity interests of Haverhill and Middletown, (iv) the first day on which a majority of the members of the board of directors of the General Partner are not Continuing Directors, (v) the removal of the General Partner by the limited partners in accordance with the Partnership Agreement or (vi) a Specified Change of Control shall occur; or

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Lenders, the Administrative Agent shall, by notice to the Borrowers’ Agent declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Majority Revolving Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Lenders, the Administrative Agent shall, by notice to the Borrowers’ Agent, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers’ Agent (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each of the Borrowers.

SECTION 9

THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents (including the execution of any intercreditor agreements contemplated hereunder) and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, partners, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers’ Agent), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Revolving Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Revolving Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrowers’ Agent referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Revolving Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, partners, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender acknowledges to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, partners, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Revolving Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Revolving Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing and the reasonable fees and expenses of legal counsel in connection with the claims, actions or proceedings by any Agent Indemnitee against any Loan Party under any Loan Document; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, willful misconduct or breach in bad faith of such Agent Indemnitee, and provided, further, that the above provisions of this Section 9.7 shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. The agreements in this Section 9.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrowers’ Agent. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Revolving Lenders shall appoint a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Borrowers’ Agent (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Revolving Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10 Joint Lead Arrangers, Co-Documentation Agents and Syndication Agent. None of the Joint Lead Arrangers, the Co-Documentation Agents and the Syndication Agent shall have any duties or responsibilities or any fiduciary relationship with any Lender or any other Person hereunder in their capacity as such.

SECTION 10

MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Majority Revolving Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Majority Revolving Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Revolving Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Revolving Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Majority Revolving Lenders, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.14 without the written consent of all Lenders; (v) reduce the percentage specified in the definition of Majority Revolving Lenders without the written consent of all Lenders; (vi) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swing line Lender; (viii) amend, modify or waive any provision of Section 3 or the rights or duties hereunder or under any other Loan Document of the Issuing Lenders without the written consent of the Issuing Lenders; or (ix) amend, modify or waive any provision of Section 5.02 of the Guarantee and Collateral Agreement without the written consent of each Lender adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Without the consent of any Agent or Lender or the Issuing Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrowers’ Agent and the Administrative Agent to the extent necessary to integrate any Revolving Commitments obtained or increased pursuant to Section 2.21 on substantially the same basis as the other Revolving Commitments.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers’ Agent and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrowers’ Agent:	1011 Warrenville Road
Suite 600
Lisle, IL 60532
Attention: Mark E. Newman
Telecopy: (630) 824-1001
Telephone: (630) 824-1934
and
Attention: Denise R. Cade
Telecopy: (630) 824-1001
Telephone: (630) 824-1906

Administrative Agent:	500 Stanton Christiana Road, Ops 2, Floor 3
Newark, Delaware 19713-2107
Attention: Ido Yehuda
Telecopy: (302) 634-1417
Telephone: (302) 634-1911
Email: ido.x.yehuda@jpmorgan.com

and

383 Madison Avenue, FL 24
New York, NY 10179
Attention: Peter Predun
Telecopy: (212) 270-5100
Telephone: (212) 270-7005

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers’ Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers’ Agent prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the documented fees and disbursements of counsel (including the documented allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities for Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Joint Lead Arranger and each Agent and their respective officers, directors, employees, affiliates, partners, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the proposed use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of such Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not any such claim, litigation, investigation or proceeding is brought by a Borrower, its equity holders, its affiliates, its creditors or any other Person, provided, that no Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or breach in bad faith of such Indemnitee, and provided, further, that the above provisions of this Section 10.5(d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to Mark E. Newman (Telephone No. (630) 824-1001) (Telecopy No. (630) 824-1934), at the address of the Borrowers’ Agent set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrowers’ Agent in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person, to the MLP or any of its Subsidiaries, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrowers’ Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrowers’ Agent shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Borrowers’ Agent shall be deemed to have consented to any such assignment unless the Borrowers’ Agent shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) each Issuing Lender and the Swing line Lender (such consent not to be unreasonably withheld or delayed); and

(C) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments or Loans under the Revolving Facility, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrowers’ Agent and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrowers’ Agent shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the MLP and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (1) a Lender, (2) an affiliate of a Lender or (3) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers’ Agent, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower’s Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrowers’ Agent or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under paragraph (b) of this Section 10.6 and (ii) shall not be entitled to receive any greater payment under Sections 2.15 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers’ Agent, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans, Letters of Credit or its other obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Notwithstanding the foregoing, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under the Revolving Facility, if any Lender (a “Benefitted Lender”) shall receive any payment in respect of any principal of or interest on any of its Loans or the participations in L/C Obligations or in Swing line Loans held by it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Loans or participations and accrued interest thereon owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating or subparticipating interest in such portion of the Loans, L/C Obligations and Swing line Loans owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, or make such other adjustments as shall be equitable, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to any Borrower, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Borrower (whether at the Stated Maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the MLP. Each Lender agrees promptly to notify the Borrowers’ Agent and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers’ Agent and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction (or, in the case of matters relating to the Security Documents, non-exclusive jurisdiction) of the courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers’ Agent, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the MLP having the effect of releasing any Collateral or Guarantee Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1, (ii) under the circumstances described in paragraph (b) below or (iii) as contemplated by Section 7.15 of the Guarantee and Collateral Agreement.

(b) At such time as the Loans, the Reimbursement Obligations and the other Obligations under the Loan Documents (other than Obligations under or in respect of Specified Swap Agreements, Specified Cash Management Agreements or unasserted indemnification, tax gross-up, expense reimbursements or yield protection obligations, in each case for which no claim has been made) shall have been paid in full, the Revolving Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those contingent obligations expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 10.15, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) if agreed by the Borrowers’ Agent in its sole discretion, to any other Person and (k) to the extent that such information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective affiliates on a nonconfidential basis from a source other than the MLP or any of its Affiliates.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the MLP and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non- public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the MLP or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the MLP and its Affiliates and their related parties or their respective securities. Accordingly, each Lender acknowledges to the MLP and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16 WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act.

10.18 Joint and Several Liability of the Borrowers.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the Loans and Letters of Credit to be provided by the Lenders and the Administrative Agent under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them with respect to the Obligations.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment of all of the Obligations arising under this Agreement, it being the intention of the parties hereto that all the Obligations shall be the joint and several payment obligations of all the Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations hereunder as and when due, then in each such event the other Borrowers will make such payment with respect to such Obligation.

(d) The obligations of each Borrower under the provisions of this Section 10.18 constitute full recourse obligations of such Borrower enforceable against it to the full extent of its properties and assets, and, to the extent permitted by applicable Legal Requirements, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

(e) The provisions of this Section 10.18 are made for the benefit of the Lenders and the Administrative Agent and their successors and permitted assigns, and may be enforced by them in accordance with the terms of this Agreement from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders or the Administrative Agent first to marshall any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to them against any other Borrower or to resort to any other source or means of obtaining payment of any of the obligations hereunder or to elect any other remedy. The provisions of this Section 10.18 shall remain in effect until all the obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the obligations, is rescinded or must otherwise be restored or returned by the Lenders or the Administrative Agent upon the insolvency, bankruptcy or reorganization of the Borrowers, or otherwise, the provisions of this Section 10.18 will forthwith be reinstated in effect, as though such payment had not been made.

10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the MLP and its Subsidiaries and any Joint Lead Arranger, any Agent, any Issuing Lender, the Swing line Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Joint Lead Arranger, any Agent, any Issuing Lender, the Swing line Lender or any Lender has advised or is advising the MLP or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Joint Lead Arrangers, the Agents, the Issuing Lenders, the Swing line Lender and the Lenders are arm’s-length commercial transactions between the MLP and its Affiliates, on the one hand, and the Joint Lead Arrangers, the Agents, the Issuing Lenders, the Swing line Lender and the Lenders, on the other hand, (iii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate and (iv) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Joint Lead Arrangers, the Agents, the Issuing Lenders, the Swing line Lender and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the MLP or any of its Affiliates, or any other Person; (ii) none of the Joint Lead Arrangers, the Agents, the Issuing Lenders, the Swing line Lender and the Lenders has any obligation to the MLP or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Joint Lead Arrangers, the Agents, the Issuing Lenders, the Swing line Lender and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the MLP and its Affiliates, and none of the Joint Lead Arrangers, the Agents, the Issuing Lenders, the Swing line Lender and the Lenders has any obligation to disclose any of such interests to the MLP or its Affiliates. To the fullest extent permitted by Law, each of the Borrowers hereby waives and releases any claims that it may have against the Joint Lead Arrangers, the Agents, the Issuing Lenders, the Swing line Lender and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SUNCOKE ENERGY PARTNERS, L.P.

By:	SunCoke Energy Partners GP LLC

By:	/s/ Mark E. Newman
Name: Mark E. Newman
Title: Senior Vice President and Chief Financial Officer

HAVERHILL COKE COMPANY LLC

By:	/s/ Mark E. Newman
Name: Mark E. Newman
Title: Treasurer & Chief Financial Officer

MIDDLETOWN COKE COMPANY, LLC

By:	/s/ Mark E. Newman
Name: Mark E. Newman
Title: Treasurer & Chief Financial Officer

HAVERHILL COGENERATION COMPANY LLC

By:	/s/ Mark E. Newman
Name: Mark E. Newman
Title: Treasurer & Chief Financial Officer

MIDDLETOWN COGENERATION COMPANY LLC

By:	/s/ Mark E. Newman
Name: Mark E. Newman
Title: Treasurer & Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Peter Predun
Name: Peter Predun
Title: Executive Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jonathan M. Phillips
Name: Jonathan M. Phillips
Title: Senior Vice President

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ann E. Sutton
Name: Ann E. Sutton
Title: Director

CITIBANK, N.A., as a Lender

By:	/s/ Raymond G. Dunning
Name: Raymond G. Dunning
Title: Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Director

By:	/s/ Wei-Jen Yuan
Name: Wei-Jen Yuan
Title: Associate

ROYAL BANK OF CANADA, as a Lender

By:	/s/ James Disher
Name: James Disher
Title: Authorized Signatory

THE ROYAL BANK OF SCOTLAND plc, as a Lender

By:	/s/ Brian D. Williams
Name: Brian D. Williams
Title: Authorised Signatory

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Eric Searls
Name: Eric Searls
Title: Senior Vice President

Credit Agreement Schedules

SCHEDULES:

1.1A	Revolving Commitments
1.1B	Mortgaged Property
4.15	Subsidiaries
7.2(d)	Existing Indebtedness
7.3	Existing Liens
7.8	Existing Investments

SCHEDULE 1.1A

Revolving Commitments

JPMorgan Chase Bank, N.A.	$16,500,000
Bank of America, N.A.	$16,500,000
Barclays Bank PLC	$16,500,000
Citibank, N.A.	$16,500,000
Credit Suisse AG, Cayman Islands Branch	$10,000,000
Royal Bank of Canada	$6,000,000
The Royal Bank of Scotland plc	$6,000,000
Goldman Sachs Bank USA	$6,000,000
Branch Banking and Trust Company	$6,000,000

Total	$100,000,000

SCHEDULE 1.1B

Mortgaged Property

OHIO

Owner & Address	TAX ID Number		County
	2012 Tax Year	2013 Tax Year
Middletown Coke Company, LLC 3353 Yankee Road Middletown, OH 45044	Q6542084000002 Q6542084000003 Q6542084000004 Q6542061000025 Q6542061000032 Q6542119000051 Q6542113000011 Q6542084000060	Q6542084000002 Q6542084000003 Q6542084000004 Q6542061000025 Q6542084000065	Butler, OH

Middletown Cogeneration Company LLC 3353 Yankee Road Middletown, OH 45044		Q6542084000066	Butler, OH

Haverhill Coke Company LLC 2446 Gallia Pike Franklin Furnace, OH 45629	06.1018.001 06.1057.000	06.1018.001 06.1057.000	Scioto, OH

Haverhill Cogeneration Company LLC 2446 Gallia Pike Franklin Furnace, OH 45629		06.1057.002	Scioto, OH

SCHEDULE 4.15

Subsidiaries

Subsidiary	Jurisdiction of Incorporation
Haverhill Coke Company LLC	Delaware
Middletown Coke Company, LLC	Delaware
Haverhill Cogeneration Company LLC	Delaware
Middletown Cogeneration Company LLC	Delaware
SunCoke Energy Partners Finance Corp.	Delaware

SCHEDULE 7.2(d)

Existing Indebtedness

None.

SCHEDULE 7.3

Existing Liens

None.

Debtor	Secured Party/Mortgagor	Filing Location	Document	Filing No. & Date	Collateral Description/Amendment Description
Haverhill North Coke Company	Wells Fargo Equipment Finance, Inc.	Delaware SOS	UCC-1	#2011 3222166; 08/18/2011	Equipment lease

Middletown Coke Company, LLC	General Electric Credit Corporation of Tennessee	Delaware SOS	UCC-1	#2012 1712118; 05/02/2012	Equipment lease

SCHEDULE 7.8

Existing Investments

Equity Interests

None.

Loan

None.